AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1996
                                                     REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             SMITHFIELD FOODS, INC.
               (Exact name of Registrant as specified in charter)

             DELAWARE                      52-0845861
   (State or other jurisdiction          (IRS Employer
of incorporation or organization)     Identification No.)

                               900 DOMINION TOWER
                               999 WATERSIDE DR.
                            NORFOLK, VIRGINIA 23510
                                 (804) 365-3000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 AARON D. TRUB
                    VICE PRESIDENT, SECRETARY AND TREASURER
                             SMITHFIELD FOODS, INC.
                               900 DOMINION TOWER
                               999 WATERSIDE DR.
                            NORFOLK, VIRGINIA 23510
                                 (804) 365-3000
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon after the effectiveness of this Registration Statement as market conditions warrant.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

[CAPTION]

                                                                                            PROPOSED
     TITLE OF EACH CLASS                                      PROPOSED MAXIMUM              MAXIMUM
       OF SECURITIES TO               AMOUNT TO BE             OFFERING PRICE              AGGREGATE
        BE REGISTERED                  REGISTERED               PER UNIT (1)           OFFERING PRICE (1)
Common Stock,
  $.50 par value per share...       1,094,273 shares               $25.25                $27,630,393.25
Rights to Purchase Series A
  Junior Participating
  Preferred Stock, par value
  $1.00 per share...........        1,094,273 rights                N/A                       N/A

     TITLE OF EACH CLASS
       OF SECURITIES TO                AMOUNT OF
        BE REGISTERED               REGISTRATION FEE
Common Stock,
  $.50 par value per share...          $9,528.00
Rights to Purchase Series A
  Junior Participating
  Preferred Stock, par value
  $1.00 per share...........            $100.00

(1) Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(2) The Rights are attached to and trade with the shares of the Common Stock of the Company. Value attributable to the Rights, if any, will be reflected in the market price of the shares of Common Stock. The fee paid represents the minimum statutory fee pursuant to Section 6(b) of the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 18, 1996

                                1,094,273 SHARES
                             SMITHFIELD FOODS, INC.
                                  COMMON STOCK

     All of the 1,094,273 shares of Common Stock of the Company offered hereby (the "Shares") are being offered for sale by the Selling Stockholder. The Shares were issued and initially sold to the Selling Stockholder on December 20, 1995, in a private transaction in connection with the Company's acquisition of a subsidiary from the Selling Stockholder. See "The Selling Stockholder". The Company will not receive any of the proceeds from the sale of the Shares.

     The Company's Common Stock is traded on the NASDAQ National Market under the symbol "SFDS". On June 14, 1996, the last sale price of the Common Stock, as reported by NASDAQ, was $25 1/2 per share. See "Price Range of Common Stock".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY   REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     The Selling Stockholder may offer and sell the Shares from time to time directly, or through agents or dealers designated from time to time on terms to be determined at the time of offer or sale. The aggregate proceeds to the Selling Stockholder from the sale of the Shares will be the total purchase price of the Shares sold, less the aggregate dealers' or agents' commissions, discounts or fees, if any, and any other expenses of the offering not borne by the Company. The Company will pay the estimated $99,628 of expenses in connection with the registration of sales of Shares pursuant hereto. The Company has agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933. See "The Selling Stockholder" and "Plan of Distribution".

     The Selling Stockholder and any agents or dealers that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Act.

        The date of this Prospectus is                          , 1996.

                             AVAILABLE INFORMATION

     Smithfield Foods, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Smithfield Foods, Inc. has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments, supplements and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Smithfield Foods, Inc. and the Shares, reference is hereby made to the Registration Statement. The statements contained in this Prospectus concerning the contents of any contract or other document referred to are not necessarily complete. Where such contract or other document is an exhibit to the Registration Statement, each statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Smithfield Foods, Inc. with the Commission (File No. 0-2258) pursuant to the Exchange Act are incorporated herein by reference:

          1. Annual Report on Form 10-K for the fiscal year ended April 30,
     1995;

          2. Quarterly Reports on Form 10-Q for the quarters ended July 30, 1995, October 29, 1995 and January 28, 1996;

          3. Current Reports on Forms 8-K and/or 8-K/A dated May 12 (two), October 10, October 22, and December 22, 1995, and January 4, February 9, March 4, and June 14, 1996; and

          4. Amendment on Form 8 (including Registration Statement on Form 8-A) dated May 23, 1991 and Registration Statement on Form 8-A dated May 23, 1991.

     All other documents filed by Smithfield Foods, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference.

     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Smithfield Foods, Inc. will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Smithfield Foods, Inc., 900 Dominion Tower, 999 Waterside Drive, Norfolk, VA 23510,
Attention: Secretary (telephone: (804) 365-3000).

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS.

                                  THE COMPANY

     Smithfield Foods is one of the largest combined pork slaughterers and further processors in the United States, producing a wide variety of fresh pork and processed meat products which it markets domestically and to selected foreign markets, including Japan, Russia, Mexico and other countries. The Company's business is based around four strategic initiatives: (i) capitalizing on the Company's new status as a major national pork processor; (ii) use of the leanest genetics commercially available to enable the Company to market highly differentiated pork products; (iii) vertical integration into state-of-the-art hog production through Company-owned hog production operations and long-term partnerships and alliances with large and efficient hog producers; and (iv) continued growth through selective acquisition of regional pork processors and brands.

     Since 1975, when current management assumed control, Smithfield Foods has expanded both its production capacity and its markets through a combination of strong internal growth and the acquisition of regional and multi-regional companies with well-recognized brand identities. On December 20, 1995, the Company acquired John Morrell, a major Midwestern pork processor with primary markets in the Midwest, Northeast and Western United States. This acquisition changed the Company's character from a large multi-regional pork processor to one with national distribution. It also doubled the Company's sales and slaughter capacity, added several popular lines of branded processed meat products along with four efficient processing facilities and more than doubled the Company's international sales. The Company believes that John Morrell's strength in smoked sausage, hot dogs, luncheon meats, bacon and smoked hams complements the strong smoked meats, hot dog and bacon business of the Company's Eastern operations. In addition, by pooling the operational skills and expertise of management personnel, the combined Company has already improved operating performance at a number of its plants. Furthermore, the combination presents substantial opportunities for cost savings in the areas of processing, marketing, purchasing and distribution.

                                  THE OFFERING

Shares Offered........................................  1,094,273 Shares of Common Stock, all of which are being offered by the Selling Stockholder. See "Selling Stockholder".

Total Shares Outstanding..............................  18,016,015 shares of Common Stock, including the 1,094,273 Shares offered hereby

NASDAQ National Market Symbol.........................  SFDS

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                                   FISCAL YEAR ENDED
                                                           APRIL 28,     APRIL 30,      MAY 1,        MAY 2,        MAY 3,
                                                             1996          1995          1994          1993          1992
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME STATEMENT DATA:
  Sales................................................   $ 2,383,893   $ 1,526,518   $ 1,403,485   $ 1,113,712   $ 1,036,613
  Gross profit (1).....................................       180,267       145,932       115,605        76,084        87,413
  Income from continuing operations before income taxes
     and change in accounting for income taxes.........        30,251        50,438        31,935         4,961        33,645
  Net income...........................................        15,886        27,840        19,702         3,989        21,635
  Income per share from continuing operations before
     cumulative effect of change in accounting for
     income taxes......................................          1.06          1.83          1.11           .18          1.38
  Net income per share.................................           .84          1.59          1.13           .22          1.37
  Weighted average shares outstanding..................        17,530        17,059        16,768        16,372        15,813
BALANCE SHEET DATA:
  Total assets.........................................   $   857,619   $   550,225   $   452,279   $   399,567   $   277,685
  Long-term debt and capital lease obligations.........       188,618       155,047       118,942       124,517        49,091
  Total debt (including capital lease obligations).....       312,573       234,703       180,732       178,985        94,625
  Stockholders' equity.................................       242,516       184,015       154,950       135,770       113,754
OPERATING DATA:
  Fresh pork sales (pounds)............................     1,635,300       955,290       820,203       588,284       527,611
  Processed meats sales (pounds).......................       839,341       774,615       661,783       631,521       581,303
  Total hogs purchased.................................        12,211         8,678         7,414         5,767         4,790

(1) Certain expenses previously classified as selling, general and administrative have been reclassified as cost of sales.

                                  THE COMPANY

     The Company is one of the largest combined pork slaughterers and further processors in the United States, producing a wide variety of fresh pork and processed meat products which it markets domestically and to selected foreign markets, including Japan, Russia, Mexico and other countries. The Company, as a holding company, conducts its pork processing operations through four principal subsidiaries: Gwaltney of Smithfield, Ltd. ("Gwaltney") and The Smithfield Packing Company, Incorporated ("Smithfield Packing"), both based in Smithfield, Virginia; John Morrell & Co. ("John Morrell"), based in Cincinnati, Ohio; and Patrick Cudahy Incorporated ("Patrick Cudahy"), based in Cudahy, Wisconsin. The Company also conducts hog production operations through its Brown's of Carolina, Inc. subsidiary ("Brown's") and through Smithfield-Carroll's, a joint hog production arrangement between the Company and Carroll's Foods of Virginia, Inc., an affiliate of Carroll's Foods, Inc., Warsaw, North Carolina ("Smithfield-Carroll's"). Both Brown's and Smithfield-Carroll's produce hogs for the Company's pork processing plants in Bladen County, North Carolina and Smithfield, Virginia. In this Prospectus, references to "Smithfield Foods" or "the Company" are to Smithfield Foods, Inc. together with all of its subsidiaries (including John Morrell from December 20, 1995), unless the context otherwise indicates.

     The Company's principal executive offices are located at 900 Dominion Tower, 999 Waterside Drive, Norfolk, Virginia 23510, telephone number (804) 365-3000.

                                USE OF PROCEEDS

     The Shares may be sold hereunder from time to time by the Selling Stockholder, and the Company will not receive any of the proceeds from such sales.

                          PRICE RANGE OF COMMON STOCK

     The following table sets forth, for the fiscal periods indicated, the highest and lowest sales prices of the Common Stock on the NASDAQ National Market, as reported by NASDAQ.

                                                                                                           RANGE OF SALES
                                                                                                               PRICES
                                                                                                          HIGH         LOW
Fiscal year ending April 30, 1995
  First quarter.......................................................................................   $30.25       $21.50
  Second quarter......................................................................................    31.75        24.00
  Third quarter.......................................................................................    34.00        26.50
  Fourth quarter......................................................................................    34.25        20.75
Fiscal year ending April 28, 1996
  First quarter.......................................................................................    24.25        19.50
  Second quarter......................................................................................    27.00        19.75
  Third quarter.......................................................................................    32.75        25.00
  Fourth quarter......................................................................................    31.06        25.25
Fiscal year ending April 27, 1997
  First quarter (through June 1, 1996)................................................................    29.00        25.50

     On June 1, 1996 there were 1,353 holders of record of the Common Stock.

                                DIVIDEND POLICY

     The Company has never paid a cash dividend on its Common Stock and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

     The unaudited Pro Forma Consolidated Statement of Income of Smithfield Foods, Inc. and subsidiaries (the "Company") is provided to give effect to the acquisition on December 20, 1995, of all of the outstanding capital stock of John Morrell & Co. ("John Morrell").

     The pro forma information is based on the historical statements of income of the Company and John Morrell giving effect to the acquisition under the purchase method of accounting. The pro forma information does not purport to be indicative of the combined historical or future results of operations that would have been or will be reported had the assumptions and adjustments been transacted as described below.

     The Pro Forma Consolidated Statement of Income should be read in conjunction with the Company's accompanying Consolidated Financial Statements and Notes for the fiscal year ended April 28, 1996 and the accompanying financial statements and notes of John Morrell for the period ended December 20, 1995.

             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                                                HISTORICAL
                                                                         SMITHFIELD       JOHN
                                                                           FOODS        MORRELL
                                                                            YEAR        34 WEEKS
                                                                           ENDED         ENDED        PRO FORMA
                                                                         APRIL 28,      DEC. 20,     ADJUSTMENTS    PRO FORMA
                                                                            1996          1995        (NOTE 2)       COMBINED
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

Sales                                                                    $2,383,893    $1,030,668     $      --     $3,414,561
Cost of sales                                                             2,203,626       946,479            --      3,150,105
  Gross profit                                                              180,267        84,189            --        264,456

Selling, general and administrative expenses                                103,095        66,552          (173)(a)    169,271
                                                                                                           (203)(b)
Depreciation expense                                                         25,979         6,006           197(c)      32,182
Interest expense                                                             20,942         1,986         1,137(d)      24,065
Income from continuing operations before taxes                               30,251         9,645          (958)        38,938

Income taxes                                                                 10,465       (12,930)       16,287(e)      13,844
                                                                                                             22(f)
Income from continuing operations                                        $   19,786    $   22,575     $ (17,267)    $   25,094
Income from continuing operations available to common stockholders       $   18,634                                 $   23,942
Income from continuing operations per common share                       $     1.06                                 $     1.31
Weighted average common shares outstanding                                   17,530                                     18,234

   See the accompanying Notes to Pro Forma Consolidated Statement of Income.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                  (UNAUDITED)

(1) BASIS OF REPORTING

     The unaudited Pro Forma Consolidated Statement of Income of Smithfield Foods, Inc. and subsidiaries (the "Company") is provided to give effect to the acquisition on December 20, 1995, of all of the outstanding capital stock of John Morrell & Co. ("John Morrell").

     The purchase price of $58 million consisted of $25 million in cash (borrowed under the Company's $200 million revolving credit facility with a group of six banks) and the issuance of 1,094,273 shares of its common stock, par value $.50 per share.

     The pro forma information is based on the historical statements of income of the Company and John Morrell, giving effect to the acquisition under the purchase method of accounting. The pro forma information does not purport to be indicative of the combined historical or future results of operations that would have been or will be reported had the assumptions and adjustments been transacted as described below.

     The pro forma consolidated statement of income for the year ended April 28, 1996 (for the thirty-four weeks ended December 20, 1995 for John Morrell) presents the results of operations of the consolidated entities assuming that the acquisition had been completed as of May 1, 1995.

     The Pro Forma Consolidated Statement of Income should be read in conjunction with the Company's accompanying Consolidated Financial Statements and Notes for the fiscal year ended April 28, 1996 and the accompanying financial statements and notes of John Morrell for the period ended December 20, 1995.

(2) PRO FORMA ADJUSTMENTS

     The Pro Forma Consolidated Statement of Income gives effect to the adjustments described below.

          (a) To adjust for changes in amortization expense related to the valuation of certain intangibles and trademarks and tradenames as a result of applying the purchase method of accounting.

          (b) To eliminate the amortization of unrecognized gain or loss portion of pension expense on John Morrell's income statement as a result of applying the purchase method of accounting.

          (c) To reflect additional depreciation for the related periods associated with the change in values for property, plant and equipment as a result of applying the purchase method of accounting. The average useful lives used to compute this adjustment are 20 years for buildings and improvements, and 10 years for machinery and equipment.

          (d) To record the interest cost related to the $25 million cash portion of the purchase price, borrowed under the Company's revolving credit facility. The weighted average interest rate is 6.8%, reflecting the Company's actual borrowing rate.

          (e) To record the tax effect of the pro forma adjustments at the marginal tax rate of 38.9% and to eliminate the change in valuation allowance assuming the acquisition occurred as of May 1, 1995.

          (f) To reflect the marginal tax rate of 38.9% on John Morrell historical income.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below for the fiscal years indicated were derived from the Company's audited consolidated financial statements. The information should be read in conjunction with the Company's consolidated financial statements (including the notes thereto) and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in, or incorporated by reference into, this Prospectus.

                                                                                  FISCAL YEAR ENDED
                                                          APRIL 28,     APRIL 30,       MAY 1,        MAY 2,        MAY 3,
                                                             1996          1995          1994          1993          1992
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Sales................................................   $2,383,893    $1,526,518    $ 1,403,485   $1,113,712    $1,036,613
  Cost of sales (1)....................................    2,203,626     1,380,586      1,287,880    1,037,628       949,200
  Gross profit (1).....................................      180,267       145,932        115,605       76,084        87,413

  Selling, general and administrative expenses (1).....      103,095        61,723         50,738       42,924        40,065
  Depreciation expense.................................       25,979        19,717         21,327       18,418        12,630
  Interest expense.....................................       20,942        14,054         11,605        6,183         3,903
  Plant closing costs..................................           --            --             --        3,598            --
  Gain on sale of marketable securities................           --            --             --           --        (2,830)
  Income from continuing operations before
     income taxes and change in accounting
     for income taxes..................................       30,251        50,438         31,935        4,961        33,645
  Income taxes.........................................       10,465        18,523         12,616        1,690        11,821
  Income from continuing operations before change in
     accounting for income taxes.......................       19,786        31,915         19,319        3,271        21,824
  Income (loss) from discontinued operations...........       (3,900)       (4,075)           383         (420)         (189)
  Cumulative effect of change in accounting for income
     taxes.............................................           --            --             --        1,138            --
     Net income........................................   $   15,886    $   27,840    $    19,702   $    3,989    $   21,635
NET INCOME (LOSS) PER SHARE:
  Continuing operations before cumulative effect of
     change in accounting for income taxes.............   $     1.06    $     1.83    $      1.11   $      .18    $     1.38
  Discontinued operations..............................         (.22)         (.24)           .02         (.03)         (.01)
  Cumulative effect of change in accounting for
     income taxes......................................           --            --             --          .07            --
  Net income...........................................   $      .84    $     1.59    $      1.13   $      .22    $     1.37
  Weighted average shares outstanding..................       17,530        17,059         16,768       16,372        15,813
BALANCE SHEET DATA:
  Working capital......................................   $   88,026    $   60,911    $    81,529   $   64,671    $   26,672
  Total assets.........................................      857,619       550,225        452,279      399,567       277,685
  Long-term debt and capital lease obligations.........      188,618       155,047        118,942      124,517        49,091
  Stockholders' equity.................................      242,516       184,015        154,950      135,770       113,754
OPERATING DATA:
  Fresh pork sales (pounds)............................    1,635,300       955,290        820,203      588,284       527,611
  Processed meats sales (pounds).......................      839,341       774,615        661,783      631,521       581,303
  Total hogs purchased.................................       12,211         8,678          7,414        5,767         4,790

(1) Certain expenses previously classified as selling, general and administrative have been reclassified as cost of sales.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis set forth below should be read in conjunction with the historical and pro forma financial statements (including the notes thereto) appearing elsewhere in, or incorporated by reference into, this Prospectus.

FISCAL 1996 COMPARED TO FISCAL 1995

     On December 20, 1995, the Company acquired all of the capital stock of John Morrell & Co. ("John Morrell") for $58.0 million comprised of $25.0 million in cash and $33.0 million of the Company's common stock plus the assumption of all of John Morrell's liabilities. The Company's fiscal 1996 operating results include the results of operations of John Morrell for the period from December 20, 1995 through April 28, 1996.

     Sales in fiscal 1996 increased $857.4 million, or 56.2%, from fiscal 1995. The increase was primarily due to the inclusion of the sales of John Morrell for the eighteen-week period and increased sales of fresh pork related to increased slaughter levels at the Company's Bladen County, North Carolina plant. The increase in sales was the result of a 42.0% increase in sales tonnage combined with a 9.9% increase in unit selling prices, reflecting the passthrough to the consumer of higher raw material (live hog) costs. The increase in sales tonnage reflected a 71.2% increase in fresh pork tonnage and a 8.4% increase in processed meats tonnage.

     Cost of sales increased $823.0 million, or 59.6%, in fiscal 1996, reflecting the increased sales tonnage, a 20.0% increase in live hog costs and higher warehousing and distribution costs associated with the increase in sales tonnage. During fiscal 1996, certain warehousing and distribution costs were reclassified from selling, general and administrative expenses to cost of sales. Gross profit increased $34.3 million, or 23.5%, in fiscal 1996, compared to fiscal 1995. The increase in gross profit resulted from the increased sales tonnage of both fresh pork (58.8% of dollar sales) and processed meats (36.7% of dollar sales), offset by lower sales margins on both fresh pork and processed meats. In addition, gross profit was favorably affected by a $10.8 million reduction in cost of sales as a result of the Company's hog production operations and joint hog production arrangements. In fiscal 1995, gross profit was adversely affected by a $0.2 million increase in cost of sales as a result of the performance of these operations. During fiscal 1996, the Company obtained 11.3% of the hogs it processed from Brown's and Smithfield-Carroll's.

     The Company uses recognized price risk management and hedging techniques to enhance sales and to reduce the effect of adverse price changes on the Company's profitability. The Company's price risk management and hedging activities currently are utilized in the areas of forward sales, hog production margin management, procurement of raw materials (ham and bacon) for seasonal demand peaks and inventory hedging. The Company recognizes gains and losses resulting from hedging transactions when the related sales are made and hedges are lifted. As of April 28, 1996, the Company had deferred $2.2 million of unrealized hedging gains on outstanding futures contracts pending the completion of the sales transaction and lifting of the hedges.

     Selling, general and administrative expenses increased $41.4 million, or 67.0%, in fiscal 1996. The increase was primarily due to the inclusion of the operations of John Morrell and higher selling and marketing costs associated with the increase in fresh pork tonnage.

     Depreciation expense increased $6.3 million, or 31.8%, in fiscal 1996 from fiscal 1995. The increase was related to continued expansion at the Bladen County plant, additional hog production facilities at Brown's and the inclusion of the operations of John Morrell.

     Interest expense increased $6.9 million, or 49.0%, in fiscal 1996, reflecting increased carrying costs on long-term debt related to the funding of capital projects at the Bladen County plant and Brown's, higher short- and long-term interest rates, and interest costs associated with the cash portion of the purchase price related to the acquisition of John Morrell.

     The effective income tax rate in fiscal 1996 decreased to 34.6% from 36.7% in fiscal 1995 reflecting a lower tax rate on foreign sales and benefits related to certain insurance contracts. The Company had no valuation allowance related to income tax assets as of April 28, 1996, and there was no change in the valuation allowance during fiscal 1996.

     Income from continuing operations decreased $12.1 million in fiscal 1996, reflecting lower sales margins on both fresh pork and processed meats compared to fiscal 1995. The prior year's results reflected exceptionally strong margins on fresh pork due to unusually low hog prices. In addition, the Company's fiscal 1996 profitability was adversely affected by inefficiencies and increased costs associated with the start-up of the second shift at the Bladen County plant which brought the operation of the plant to 75% of its planned slaughter capacity. John Morrell made a significant contribution to the Company's overall profitability in fiscal 1996. In the first quarter of fiscal 1997, the Company continues to experience strong pressure on both fresh pork and processed meats margins as a result of sharply higher live hog costs, continued industry overcapacity, large supplies of low-priced beef and consumer resistance to higher-priced pork products. While the pork industry is cyclical and financial performance is not highly predictable, the Company anticipates that the present highly-competitive and difficult environment will moderate as fiscal 1997 progresses. In addition, the Company expects that its export business will continue to grow and positively impact profitability in fiscal 1997.

     In fiscal 1996, the Company completed the disposition of the assets and business of Ed Kelly, Inc. ("Kelly"), its former retail electronics subsidiary, which is reported separately as discontinued operations in the consolidated statements of income. The delay in the final disposition of the assets and business led to an unanticipated deterioration of Kelly's estimated realization value, resulting in an additional loss from discontinued operations of $3.9 million in fiscal 1996. Fiscal 1995 reflected a loss from discontinued operations related to Kelly of $4.1 million.

     Reflecting the factors discussed above, net income decreased to $15.9 million in fiscal 1996 from $27.8 million in fiscal 1995.

FISCAL 1995 COMPARED TO FISCAL 1994

     Sales in fiscal 1995 increased $123.0 million, or 8.8%, from fiscal 1994. The increase was the result of an 18.0% increase in sales tonnage offset by a 7.8% decrease in unit selling prices due to lower live hog costs. The increase in sales tonnage was the result of a 16.5% increase in fresh pork tonnage combined with a 17.1% increase in processed meats tonnage.

     Cost of sales increased $92.7 million, or 7.2%, in fiscal 1995, primarily due to the increased sales tonnage offset by a 16.0% decrease in the cost of live hogs. Gross profit increased $30.3 million, or 26.2%, in fiscal 1995, compared to fiscal 1994. The increase in gross profit resulted from the increased sales tonnage of both fresh pork (51.2% of dollar sales) and processed meats (44.6% of dollar sales), and increased margins on sales of both fresh pork and processed meats.

     Gross profit in fiscal 1995 was adversely affected by a $0.2 million increase in cost of sales as a result of the performance of Brown's and Smithfield-Carroll's. In fiscal 1994, the performance of these operations resulted in a reduction in cost of sales of $10.3 million. The Company obtained 12.1% of the hogs which it processed in fiscal 1995 from Brown's and Smithfield-Carroll's, compared with 11.4% in fiscal 1994.

     Selling, general and administrative expenses increased $10.9 million, or 21.7%, in fiscal 1995. The increase reflected higher personnel costs and administrative expenses related to additional supervisory and support staff for current and anticipated future growth.

     Depreciation expense decreased $1.6 million, or 7.5%, in fiscal 1995. Increased depreciation charges related to expansion at the Bladen County plant and Brown's were offset by reduced depreciation charges resulting from a revision in estimated useful lives of certain assets beginning in the third quarter of fiscal 1994. This change in accounting estimate reduced depreciation by $7.7 million in fiscal 1995 and $3.9 million in fiscal 1994.

     Interest expense increased $2.4 million, or 21.1%, reflecting higher long-term debt related to the funding of capital projects at the Bladen County plant and Brown's, and higher short- and long-term rates.

     The effective income tax rate in fiscal 1995 decreased to 36.7% from 39.5% in the prior year, reflecting the impact of increased employment incentive credits, lower taxes on foreign sales and benefits related to certain insurance contracts. The Company had no valuation allowance related to income tax assets as of April 30, 1995, and there was no change in the valuation allowance during fiscal 1995.

     The increase in income from continuing operations in fiscal 1995 was largely attributable to substantially higher sales margins on fresh pork in the second and third quarters which resulted from a large supply of hogs and the lowest hog prices in a decade.

     As of April 30, 1995, the Company adopted a plan to sell the assets and business of Kelly, the Company's former retail electronics subsidiary and reflected the operations as discontinued operations on the consolidated statements of income. The loss from discontinued operations in fiscal 1995 includes the write-off of the goodwill and all estimated costs and write-downs related to the planned disposal of the assets and business of Kelly.

     Reflecting the factors discussed above, net income increased to $27.8 million in fiscal 1995 from $19.7 million in fiscal year 1994.

FINANCIAL CONDITION

     The pork processing industry is characterized by high sales tonnage and rapid turnover of inventories and accounts receivable. Because of the rapid turnover rate, the Company considers its inventories and accounts receivable highly liquid and readily convertible into cash. Borrowings under the Company's lines of credit are used to finance increases in the levels of inventories and accounts receivable resulting from seasonal and other market-related fluctuations in raw material costs. The demand for seasonal borrowings usually peaks in early November when ham inventories are at their highest levels and borrowings are repaid in January when accounts receivable generated by sales of these hams are collected.

     On December 20, 1995, the Company acquired from Chiquita Brands International, Inc. all of the capital stock of John Morrell for a total purchase price of $58.0 million, consisting of $25.0 million in cash and $33.0 million of its common stock (1,094,273 shares). The Company also assumed all of John Morrell's liabilities, including $71.7 million in unfunded pension liabilities.

     As of April 28, 1996, the Company had aggregate lines of credit of $265.0 million, including a $75.0 million line of credit assumed in connection with the acquisition of John Morrell. Borrowings under the lines are secured by substantially all of the Company's inventories and accounts receivable. Weighted average borrowings under the lines were $133.4 million in fiscal 1996, $69.9 million in fiscal 1995 and $66.6 million in fiscal 1994 at weighted average interest rates of approximately 7%, 6% and 4%, respectively. Maximum borrowings were $179.8 million in fiscal 1996, $117.0 million in fiscal 1995 and $105.1 million in fiscal 1994. The outstanding balances under these lines totaled $151.3 million and $67.2 million as of April 28, 1996 and April 30, 1995, respectively, at a weighted average interest rate of 7% for both years. Subsequent to year-end, the Company consolidated its lines of credit into a single line of credit by increasing a previously existing $200.0 million line of credit to $255.0 million. This line consists of a 364-day, $205.0 million revolving credit facility and a two-year, $50.0 million revolving credit facility. The short-term facility is being used for seasonal inventory and receivable needs and the long-term facility is being used for working capital and capital expenditures. The Company terminated the $75.0 million John Morrell credit facility on April 30, 1996.

     Capital expenditures totaled $74.9 million in fiscal 1996 and consisted primarily of $26.1 million for hog production facilities at Brown's and $23.4 million for capital projects at the Bladen County plant, including a new storage and distribution center. The capital expenditures were funded with a portion of the $50.0 million bank revolving credit facility and $20.0 million in cash from the private sale of the Company's Series C 6.75% cumulative convertible redeemable preferred stock to Sumitomo Corporation of America. This preferred stock is convertible into 666,666 shares of the Company's common stock at $30.00 per share.

     During fiscal 1996, all of the Company's Series B 6.75% preferred stock was converted into 465,116 shares of the Company's common stock at $21.50 per share.

     The Company has negotiated the private placement of $140.0 million of 7- and 10-year senior secured notes with a group of institutional lenders. The proceeds from this financing will be used to repay $65.7 million of presently existing long-term debt and reduce short-term borrowings. The Company expects to close this transaction in the first quarter of fiscal 1997.

     In fiscal 1997, the Company expects a reduction in capital spending from its levels in recent years. The fiscal 1997 capital expenditure plans include certain capital improvements to John Morrell's Sioux Falls, South Dakota plant, completion of Patrick Cudahy Incorporated's new dry sausage facility and completion of Brown's expansion program including a feed mill.

     The Company's various debt agreements contain covenants regarding working capital, current ratio, fixed charges coverage and net worth, and, among other restrictions, limit additional borrowings, the acquisition, disposition and leasing of assets, and payment of dividends to stockholders. Additionally, existing loan covenants contain provisions which substantially limit the amount of funds available for transfer from its subsidiaries to Smithfield Foods, Inc. without the consent of certain lenders.

                                    BUSINESS

GENERAL

     The Company is one of the largest combined pork slaughterers and further processors in the United States, producing a wide variety of fresh pork and processed meat products which it markets domestically and to selected foreign markets, including Japan, Russia, Mexico and other countries.

     As consumers have become more health conscious, pork producers and processors, including the Company, have focused on providing leaner fresh pork products as well as fat-free, lower-fat and lower-salt processed meats. Management believes that lean pork products which are more attractive to diet-conscious Americans, together with the industry's efforts to heighten public awareness of pork as an attractive protein source, have led to increased consumer demand for pork products. The Company has developed and is marketing a line of extremely lean, premium fresh pork products under the Smithfield Lean Generation trademark to selected retail chains and institutional foodservice customers.

BUSINESS STRATEGY

     Since 1975, when current management assumed control, Smithfield Foods has expanded both its production capacity and its markets through a combination of strong internal growth and the acquisition of regional and multi-regional companies with well-recognized brand identities. In fiscal 1982, the Company acquired Gwaltney, then Smithfield Packing's principal Mid-Atlantic competitor. This acquisition doubled the Company's sales and slaughter capacity and added several popular lines of branded products along with a state-of-the-art hot dog and luncheon meats production facility. The proximity of Gwaltney to Smithfield Packing allowed for synergies and cost savings in manufacturing, purchasing, engineering and transportation.

     This combination set the stage for a series of acquisitions of smaller regional processors with widely-recognized brands. In fiscal 1985, the Company acquired Patrick Cudahy, which added a prominent line of dry sausage products to the Company's existing line of processed meats. In fiscal 1986, the Company acquired Esskay, Inc., a firm with a broad line of delicatessen products having substantial brand loyalty in the Baltimore-Washington, D.C. metropolitan area. In fiscal 1991, the Company acquired the Mash's brand name and a ham processing plant in Landover, Maryland. In fiscal 1993, the Company acquired the Valleydale brand name and a bacon processing plant in Salem, Virginia.

     On December 20, 1995, the Company acquired John Morrell & Co., a major Midwestern pork processor with primary markets in the Midwest, Northeast and Western United States. This acquisition changed the Company's character from a large multi-regional pork processor to one with national distribution. It also doubled the Company's sales and slaughter capacity, added several popular lines of branded processed meat products along with four efficient processing facilities and more than doubled the Company's international sales. The Company believes that John Morrell's strength in smoked sausage, hot dogs, luncheon meats, bacon and smoked hams complements the strong smoked meats, hot dog and bacon business of the Company's Eastern operations. In addition, by pooling the operational skills and expertise of management personnel, the combined Company has already improved operating performance at a number of its plants. Furthermore, the combination presents substantial opportunities for cost savings in the areas of processing, marketing, purchasing and distribution.

     The Company's business is based around four strategic initiatives: (i) capitalizing on the Company's new status as a major national pork processor;
(ii) use of the leanest genetics commercially available to enable the Company to market highly differentiated pork products; (iii) vertical integration into state-of-the-art hog production through Company-owned hog production operations and long-term partnerships and alliances with large and efficient hog producers; and (iv) continued growth through selective acquisition of regional pork processors and brands.

     As a complement to the Company's hog processing operations, the Company has vertically integrated into state-of-the-art hog production through Brown's and Smithfield-Carroll's. In addition, the Company is supplementing the hogs it obtains from these hog production operations with market-indexed, multi-year agreements with several of the nation's largest suppliers of high quality hogs, strategically located in North Carolina, including Carroll's Foods, Inc., Maxwell Foods, Inc., Murphy Family Farms, Inc., and Prestage Farms, Inc.

     In May 1991, Smithfield-Carroll's acquired from National Pig Development Company ("NPD"), a British firm, the exclusive United States franchise rights for genetic lines of specialized breeding stock. The NPD hogs produced by these superior genetic lines are significantly leaner than almost any other animals available in commercial volume in the United States. Management believes that the leanness and increased meat yields of these hogs will, over time, improve the Company's profitability with respect to both fresh pork and processed meat products and provide a competitive advantage over other domestic pork processors. In fiscal 1996, the Company processed 847,000 NPD hogs.

REVENUES BY SOURCE

     The Company's sales are in one industry segment, meat processing. The following table shows for the fiscal periods indicated the percentages of the Company's revenues derived from fresh pork, processed meats, and other products (including John Morrell from December 20, 1995).

                                                         1996       1995       1994       1993       1992
Fresh Pork                                                59%        51%        48%        41%        39%
Processed Meats                                           37%        45%        49%        55%        57%
Other Products                                             4%         4%         3%         4%         4%
                                                         100%       100%       100%       100%       100%

     The increase in percentage of revenues derived from fresh pork since fiscal 1992 resulted principally from an increase in the number of hogs slaughtered at the Bladen County plant. The Company expects this percentage to increase again in fiscal 1997. The meat industry is generally characterized by narrow margins; however, profit margins on processed meats are greater than profit margins on fresh pork and on other products.

FRESH PORK PRODUCTS

     The Company is one of the two largest fresh pork processors in the United States. The Company slaughters hogs at five of its plants (three in the Southeast and two in the Midwest), with an aggregate slaughter capacity of 72,300 per day. The Company currently slaughters approximately 70,000 hogs daily. The Company plans to add an additional 8,000 hogs per day of capacity by the end of fiscal 1997, which will lead to an additional increase in fresh pork output. A substantial portion of the Company's fresh pork is sold to retail customers as unprocessed, trimmed cuts such as loins (including roasts and chops), butts, picnics and ribs. The Company also sells hams, bellies and trimmings to other further processors. The Company is putting greater emphasis on the sale of value-added, higher margin fresh pork products, such as boneless loins, hams, butts and picnics. In addition, the Company provides its own processing operations with raw material of much higher quality and freshness than that generally available through market purchases.

     The Company is marketing an extensive product line of NPD fresh pork cuts (including boneless loins, shoulder cuts, chops, ribs and processed and cubed pork) under the Smithfield Lean Generation Pork trademark to selected retail chains and institutional foodservice customers. Smithfield Packing has also developed a case-ready pork program designed to supply supermarket chains with pre-packaged, weighed, labeled and priced fresh pork, ready for immediate sale to the consumer. Management believes that these initiatives, over time, should result in greater brand identification and higher margins for the Company's fresh pork products.

PROCESSED MEAT PRODUCTS

     The Company manufactures a wide variety of processed meats, including smoked and boiled hams, bacon, sausage, hot dogs (pork, beef and chicken), deli and luncheon meats and specialty products such as pepperoni and dry salami. The Company markets its processed meat products under labels that include, among others, Smithfield, Gwaltney, Patrick Cudahy and John Morrell, as well as Dinner Bell, Esskay, Great, Hamilton's, Jamestown, Kretschmar, Luter's, Peyton's, Tobin's First Prize and Valleydale. The Company also sells a substantial quantity of processed meats as private label products. The Company believes it is one of the largest producers of smoked hams and picnics in the United States.

     In response to growing consumer preference for more nutritious and healthful meats, the Company has for several years emphasized production of more closely-trimmed, leaner and lower salt processed meats, such as 40 percent-lower-fat bacon. As a follow-up to the fiscal 1996 introduction of a lower-fat line of value-priced luncheon meats, smoked sausage and hot dogs, the Company is introducing in fiscal 1997 such items as fat-free hot dogs and fat-free deli ham.

RAW MATERIALS

     The Company's primary raw material is live hogs. Historically, hog prices have been subject to substantial fluctuations. In addition, hog prices tend to rise seasonally as hog supplies decrease during the hot summer months and tend to decline as supplies increase during the fall. This is due to lower farrowing performance during the winter months and slower animal growth rates during the hot summer months. Hog supplies, and consequently prices, are also affected by factors such as corn and soybean prices, weather and interest rates.

     The Company produces its own hogs through Brown's and Smithfield-Carroll's and purchases hogs from several of the nation's largest hog producers strategically located in North Carolina, such as Carroll's Foods, Inc., Maxwell Foods, Inc., Murphy Family Farms, Inc. and Prestage Farms, Inc. as well as from other independent hog producers and dealers located in the East, Southeast and Midwest. The Company obtained 11.3% of the hogs it processed in fiscal 1996 from Brown's and Smithfield-Carroll's. The Company's raw material costs fall when hog production at Brown's and Smithfield-Carroll's is profitable and conversely rise when such production is unprofitable. The profitability of hog production is directly related to the market price of live hogs and the cost of corn. Hog producers such as Brown's and Smithfield-Carroll's generate higher profits when hog prices are high and corn prices are low, and lower profits (or losses) when hog prices are low and corn prices are high. Management believes that hog production at Brown's and Smithfield-Carroll's furthers the Company's strategic initiative to become vertically integrated and reduces exposure to the fluctuations of profitability historically experienced by the pork processing industry. The Company has also established multi-year agreements with Carroll's Foods, Maxwell Foods, Murphy Family Farms and Prestage Farms which provide the Company with a stable supply of high-quality hogs at market-indexed prices. These producers supplied 50.0% of the hogs processed by the Company in fiscal 1996.

     The Company purchases its hogs on a daily basis at its Southeastern and Midwestern slaughter plants; at Company-owned buying stations in three Southeastern and five Midwestern states; from certain Canadian sources; and through certain exclusive dealer-operated buying stations in the Midwest. The Company also purchases fresh pork from other meat processors to supplement its processing requirements, and raw beef, poultry and other meat products to add to its sausage, hot dogs and luncheon meats. Such meat products and other materials and supplies, including seasonings, smoking and curing agents, sausage casings and packaging materials are readily available from numerous sources at competitive prices.

CUSTOMERS AND MARKETING

     The Company has dominant market shares in the Mid-Atlantic and Southeast and strong market positions in the Northeast, South, Midwest, Southwest and Western United States. The Company's fundamental marketing strategy is to sell large quantities of value-priced processed meat products as well as fresh pork to national and regional supermarket chains, wholesale distributors and the foodservice industry (fast food, restaurant and hotel chains, hospitals and other institutional customers) and export markets. Management believes that this marketing approach reaches the largest number of value-conscious consumers without requiring large advertising and promotional campaigns. The Company uses both in-house salesmen as well as independent commission brokers to sell its products. In fiscal 1996, the Company sold its products to more than 3,500 customers, none of whom accounted for as much as 10% of the Company's revenues. The Company has no significant or seasonally variable backlog because most customers prefer to order products shortly before shipment, and therefore, do not enter into formal long-term contracts. Management believes that its registered trademarks have been important to the success of its branded processed meat products.

     The Company in recent years has placed major emphasis on growing and expanding its international sales, which currently comprise approximately 7% of its total dollar sales. The Company provides the Japanese market with a line of unique branded, as well as other chilled and frozen unbranded, fresh pork products. Export sales to Japan increased significantly in fiscal 1996, reflecting increased volume through a distributorship arrangement with Sumitomo Corporation of America. The Company also had export sales to Russia and Mexico in fiscal 1996, and export sales in varying amounts to other foreign markets. The Company expects continued growth in its international sales for the foreseeable future. The Company is targeting Europe and attractive Pacific Rim markets such as Korea, Taiwan, Hong Kong and Singapore for international sales expansion. International sales are subject to factors beyond the Company's control, such as tariffs, exchange rate fluctuations and changes in governmental policies. The Company conducts all of its export sales in dollars and therefore bears no currency translation risk.

     The Company's processed meats business is somewhat seasonal in that, traditionally, the heavier periods of sales for hams are the holiday seasons such as Thanksgiving, Christmas and Easter, and the heavier periods of sales of smoked sausage, hot dogs and luncheon meats are the summer months. The Company typically builds substantial inventories of hams in anticipation of its holiday seasons' business.

     The Company uses recognized price risk management and hedging techniques to enhance sales and to reduce the effect of adverse price changes on the Company's profitability. The Company's price risk management and hedging activities currently are utilized in the areas of forward sales, hog production margin management, procurement of raw materials (ham and bacon) for seasonal demand peaks, inventory hedging, hog contracting and truck fleet fuel purchases.

DISTRIBUTION

     The Company uses a private fleet of leased tractors and trailers, as well as independent common carriers, to distribute both fresh pork and processed meats to its customers, as well as to move raw material between plants for further processing. The Company coordinates deliveries and employs backhauling to reduce overall transportation costs. The Company distributes its products directly from certain of its plants and from leased distribution centers located in Connecticut, Indiana,

Missouri, Kansas, Texas and California. During fiscal 1997, the Company expects to complete a distribution center adjacent to its plant in Sioux Falls, South Dakota.

COMPETITION

     The protein industry generally, and the pork processing industry in particular, are highly competitive. The Company's products compete with a large number of other protein sources, including beef, chicken, turkey and seafood, but the Company's principal competition comes from other pork processors.

     Management believes that the principal competitive factors in the pork processing industry are price, quality, product distribution and brand loyalty. Some of the Company's competitors are larger, have correspondingly greater financial and other resources and enjoy wider recognition for their branded products. Some of these competitors are also more diverse than the Company. To the extent that their other operations generate profits, such companies may be able to subsidize their pork processing operations for a time.

REGULATION

     Like other participants in the meat processing industry, the Company is subject to various laws and regulations administered by federal, state and other government entities, including the Environmental Protection Agency ("EPA") and corresponding state agencies such as the Virginia State Water Control Board ("SWCB"), the North Carolina Division of Environmental Management, the Iowa Department of Natural Resources, the South Dakota Department of Environment and Natural Resources, the United States Department of Agriculture and the Occupational Safety and Health Administration. Management believes that the Company complies with all such laws and regulations in all material respects, except as set forth immediately below, and that continued compliance with these standards will not have a material adverse effect on the Company's financial position or results of operations.

     The wastewater discharge permit for Smithfield Packing's and Gwaltney's plants in Smithfield, Virginia imposes more stringent phosphorus and ammonia effluent limitations than the plants can currently meet. To achieve compliance, the Company agreed to discontinue its wastewater discharges to the Pagan River and connect its wastewater treatment plants to the regional sewage collection and treatment system operated by the Hampton Roads Sanitation District ("HRSD"). The Company has received a directive to connect its Gwaltney wastewater system to the HRSD system by June 25, 1996, and expects to receive before the end of calendar year 1996 a similar directive with respect to its Smithfield Packing wastewater system. The Company expects to incur approximately $2.7 million in capital costs (of which $1.3 million has been expended through the end of fiscal
1996) to upgrade its existing treatment systems and make these connections. After such connections have been made the Company will incur sewer use charges (approximately $1.7 million annually) imposed by HRSD in addition to the Company's existing costs of pretreating its wastewater before discharge to the HRSD system. These HRSD sewer use costs will be accounted for as current period charges in the years in which such costs are incurred.

     Pending connection to the HRSD system, the plants are being operated under an administrative consent order entered into with the SWCB. During the period May 1994 through January 1995, the Company's plants had a number of violations of its permit and the consent order, which led the SWCB to place these Company plants on its "significant noncompliance" list. Placement on that list is required by the SWCB's practices when any one of several circumstances occur, including a single violation of an administrative consent order provision. The Company has corrected the conditions which caused these violations, and has experienced only three isolated daily permit violations during the past year. These two plants are presently in compliance with the effluent limitations in the SWCB administrative order and those effluent limitations in its permit except phosphorus and ammonia limitations. The SWCB's staff has given the Company written notice of its intention to recommend that the SWCB refer these and other permit violations, including the recordkeeping violations discussed below, to the Virginia Attorney General for appropriate legal action. The nature and extent of any action that may be taken by the SWCB or the Virginia Attorney General or of any sanctions or other requirements which may be imposed upon the Company are not known.

     The Company regularly conducts tests of its wastewater discharges to assure compliance with the provisions of its wastewater discharge permits. Federal and state laws require that records of tests be maintained for three years. Failure to maintain these records may result in the imposition of civil penalties. Criminal sanctions may be imposed in the event of false reporting or destruction of records. In the course of a SWCB inspection of its Smithfield, Virginia plants in May, 1994, it was discovered that records of certain tests conducted by the Company from 1992 through early 1994 could not be located. The employee responsible for the supervision of the tests and maintenance of the test records was replaced. No judicial proceedings have yet been instituted against the Company as a result of its inability to locate the records for the period noted and, other than the written notice referred to above, no administrative proceeding has yet been initiated. The U.S. Department of Justice, EPA and Federal Bureau of Investigation are engaged in an investigation of possible criminal charges of false reporting and destruction of records. In April, 1996, an attorney with the Department of Justice advised the Company that the Company was not then a target of the investigation, and that the investigation was focused on the former employee responsible for supervision of the tests and maintenance of the records. The Company has heard nothing further from the Department of Justice. The nature and extent of any action that may be taken by one or more governmental agencies or of any sanctions or other requirements which may be imposed upon the Company are not known.

     Based on its knowledge, as summarized above, of the facts and circumstances surrounding the violations and investigations discussed above, the Company believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position or annual results of operations.

     On February 7, 1996, John Morrell executed a Plea Agreement with the Department of Justice in connection with water pollution violations that allegedly occurred at its Sioux Falls, South Dakota plant from 1985 through 1992, several years prior to the Company's acquisition of John Morrell. On May 28, 1996, the Agreement was executed by the government and entered by the court, and John Morrell pled guilty to six counts of violating the Clean Water Act due to numerous discharge exceedances, failure to report the exceedances, and submitting false reports. John Morrell paid a $3 million penalty. Under two related civil consent decrees, John Morrell also will pay a $250,000 civil penalty, make certain improvements at the Sioux Falls plant, and carry out pollution-prevention and compliance-management audits. In view of these improvements and commitments, and especially due to efforts by both John Morrell and the Company to improve John Morrell's environmental compliance programs, on May 28, 1996, the EPA formally agreed not to debar John Morrell from contracting with the government. EPA determined that John Morrell and the Company had fully corrected the conditions giving rise to the violations.

EMPLOYEES

     The Company has approximately 16,300 employees, approximately 9,700 of whom are covered by collective bargaining agreements expiring between February 5, 1997 and May 19, 2000. The Company believes that its relationship with its employees is good.

PROPERTIES

     The following table summarizes information concerning the principal plants and other materially important physical properties of the Company:

                                                                                                                    APPROXIMATE
                                                                                                       LAND AREA    FLOOR SPACE
                    LOCATION                                           OPERATION                        (ACRES)      (SQ. FT.)

Smithfield Packing Plant No. 1*                    Slaughtering and cutting hogs; production of           25.5         457,000
501 North Church Street                            bacon, smoked meats, dry salt meats, hams and
Smithfield, Virginia                               picnics

Smithfield Packing Plant No. 2*                    Production of bone-in and boneless cooked and          20.0         218,000
2501 West Vernon Avenue                            smoked hams and other smoked meat products
Kinston, North Carolina

Smithfield Packing Plant No. 3*                    Production of bone-in smoked hams and other             7.8         136,000
5801 Columbia Park Drive                           smoked meat products
Landover, Maryland

Smithfield Packing Plant No. 4*                    Slaughtering and cutting hogs; production of          860.0         966,000
Carolina Food Processors                           boneless hams and loins
Division (Bladen County)
Route #87
Tar Heel, North Carolina

Gwaltney Plant No. 1*                              Slaughtering and cutting hogs; production of           56.4         556,000
601 North Church Street                            boneless loins, bacon, sausage, bone-in and
Smithfield, Virginia                               boneless cooked and smoked hams and picnics

Gwaltney Plant No. 2*                              Production of hot dogs, luncheon meats and             13.1         200,000
3515 Airline Boulevard                             sausage products
Portsmouth, Virginia

*Pledged as collateral under various loan agreements.

                                                                                                                    APPROXIMATE
                                                                                                       LAND AREA    FLOOR SPACE
                    LOCATION                                           OPERATION                        (ACRES)      (SQ. FT.)
Gwaltney Plant No. 3                               Production of bacon, smoked sausage and boneless       11.0         152,000
1013 Iowa Street                                   cooked hams
Salem, Virginia

John Morrell Plant No. 1                           Slaughtering and cutting hogs and lambs;               88.0       2,350,000
1400 N. Weber Avenue                               production of boneless loins, bacon, hot dogs,
Sioux Falls, South Dakota                          luncheon meats, smoked and canned hams, and
                                                   packaged lard

John Morrell Plant No. 2                           Slaughter and cutting hogs; production of              22.0         243,000
1200 Bluff Road                                    boneless hams, loins, butts and picnics
Sioux City, Iowa

John Morrell Plant No. 3                           Production of hot dogs, luncheon meats, smoked         21.0         177,000
801 East Kemper Road                               sausage and smoked hams
Springdale, Ohio

John Morrell Plant No. 4                           Production of bacon and smoked hams                    60.0         150,000
South 281 Highway
Great Bend, Kansas

Patrick Cudahy Plant                               Production of bacon, dry sausage, boneless cooked      60.0       1,090,000
3500 E. Barnard Avenue                             ham and refinery products
Cudahy, Wisconsin

*Pledged as collateral under various loan agreements.

     The Company, through Brown's, owns and leases hog production facilities in North Carolina and South Carolina, and through Smithfield-Carroll's, owns hog production facilities in North Carolina and Virginia.

     The Company operates hog buying stations in North Carolina, South Carolina and Virginia which have facilities for purchasing and loading hogs for shipment to the Company's plants in Smithfield, Virginia and Bladen County, North Carolina, and hog buying stations in Iowa, Kansas, Minnesota, Nebraska and South Dakota, which have facilities for purchasing and loading hogs for shipment to the Company's plants in Sioux City, Iowa and Sioux Falls, South Dakota.

LEGAL PROCEEDINGS

     Smithfield Foods and its subsidiaries and affiliates are parties in various lawsuits arising in the ordinary course of business, excluding certain matters discussed under "Business -- Regulation" above. In the opinion of management, any ultimate liability with respect to these matters will not have a material adverse effect on the Company's financial position or results of operations. For a discussion of certain other regulatory and environmental matters, see "Business -- Regulation" above.

OTHER INFORMATION

     With the exception of the franchise agreement between Smithfield-Carroll's and NPD (referred to above), the Company has no patents, licenses, franchises or concessions which it considers material to its business.

     The Company owns and uses numerous marks, which are registered trademarks of the Company or are otherwise subject to protection under applicable intellectual property laws. Such registrations may be kept in force in perpetuity through continued use of the marks and timely renewal. The Company considers these marks and the accompanying goodwill and customer recognition valuable and material to its business.

                          DESCRIPTION OF CAPITAL STOCK

     The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Composite Certificate of Incorporation, as amended, and By-Laws, copies of which have been filed with the Commission.

     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.50 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share.

COMMON STOCK

     Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding Preferred Stock, if any. See "Dividend Policy" above and " -- Preferred Stock" below. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding, if any.

     The Common Stock has no preemptive or conversion rights and is not subject to further calls or assessments by the Company. The Shares of Common Stock currently outstanding, including the Shares to be offered and sold by the Selling Stockholder in connection with the offering made hereby, are validly issued, fully paid and nonassessable.

     The Transfer Agent and Registrar for the Common Stock is First Union National Bank of North Carolina, Charlotte, North Carolina.

PREFERRED STOCK

     The board of directors has the authority, without any vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividends rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. In addition, the issuance of Preferred Stock by the board of directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company. There are no shares of Preferred Stock outstanding other than the Series C 6 3/4% Cumulative Convertible Preferred Stock summarized below, and there are no agreements or understandings for the designation of any other series of Preferred Stock or the issuance of shares thereunder, except pursuant to the preferred shares purchase rights plan summarized below.

     In an October 1995 private transaction, the Company issued and sold to Sumitomo Corporation for $20,000,000 cash 2,000 shares of Series C 6-3/4% Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series C Preferred Shares"), being all of the authorized shares of such series. Sumitomo Corporation of America continues to hold all the Series C Preferred Shares. The holders from time to time of the Series C Preferred Shares are entitled to receive, if, when and as declared by the board of directors of the Company, and when not prohibited by law, cash dividends at the annual rate of $675.00 per share, payable quarterly in January, April, July and October.

     Except for the voting rights expressly conferred by the Certificate of Designations for the Series C Preferred Shares and except to the extent provided by law, the holders of Series C Preferred Shares are not entitled to vote on any matter or to receive notice of, or to participate in, any meeting of stockholders of the Corporation at which the holders of Series C Preferred Shares are not entitled to vote. The approval of a majority of the outstanding shares of the Series C Preferred Shares, voting as a separate voting group, is required for (i) the adoption of any amendment to the Composite Certificate of Incorporation, as amended that materially adversely affects the powers, preferences, limitations and rights of the Series C Preferred Shares, or (ii) for the issuance of any shares of capital stock other than stock junior to the Series C Preferred Shares. Except for cases covered by the preceding sentence of this paragraph, whenever the holders of the Series C Preferred Shares are entitled under the Delaware General Corporation Law to vote as a separate voting group on an amendment of the Composite Certificate of Incorporation, as amended, a plan of merger, or a plan of share exchange, the vote required for the approval of such amendment shall be a majority of all votes cast on the amendment, plan of merger or plan of share exchange by the holders of the Series C Preferred Shares at a meeting at which the holders of a majority of the outstanding shares of Series C Preferred Shares are represented in person or by proxy. The holders of the outstanding shares of Series C Preferred Shares also have the right, voting as a separate voting group, to elect two members of the Board of Directors of the Company at any time when four or more quarterly dividends on any Series C Preferred Shares shall be in arrears and unpaid, in whole or in part, whether or not declared and whether or not any funds shall be or have been legally available for payment thereof.

     Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of junior stock unless, prior thereto, the holders of Series C Preferred Shares shall have received $10,000 per share, plus an amount equal to dividends accumulated and distributions thereon, whether or not declared, to the date of such payment, or
(2) to the holders of shares of parity stock except distributions made ratably on the Series C Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

     The Company may, at its option, redeem Series C Preferred Shares, in whole or in part, at any time and from time to time at a redemption price of $10,000 per share, plus in each case a premium of (i) prior to October 25, 1998, $1,000 per share, (ii) from October 25, 1998 through October 24, 2001, $600.00 per share and (iii) from October 25, 2001 through October 24, 2005, $400.00 per share, in each case with any dividends accumulated to the date fixed for redemption.

     On October 25, 2005, (or, if such date is not a business day, the business day immediately following such anniversary), the Company shall redeem all then outstanding Series C Preferred Shares, at a redemption price of $10,000 per share, plus an amount equal to dividends accumulated thereon.

     The holders of the Series C Preferred Shares have conversion rights as follows. Each Series C Preferred Share is convertible at the option of the holder thereof at any time, and each share may be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $10,000 by the conversion price in effect at the time of the conversion (initially and currently, $30.00 per share of Common Stock, subject to customary antidilution adjustments in the future, if any).

PREFERRED SHARE PURCHASE RIGHTS PLAN

     In 1991 the board of directors declared a dividend distribution of one preferred share purchase right (a "Right") on each outstanding share of Common Stock pursuant to a preferred share purchase rights plan and a related Rights Agreement between the Company and the Rights Agent, currently First Union National Bank of North Carolina (the "Plan"). In general the number of Rights outstanding will equal the number of shares of Common Stock outstanding from time to time. The Rights will expire on May 31, 2001 unless previously exercised or redeemed at the option of the board of directors for $.005 per Right. Each share of Common Stock sold hereby has one Right attached.

     Generally, under the terms of the Plan, the Rights will be exercisable only if a person or group acquires 20% or more of the Common Stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of the Common Stock. With respect to any person or group which at the time of adoption of the Plan beneficially owned 20% or more of the Common Stock, the applicable percentage is .001% greater than such person's or group's then-current ownership, declining (but not below 20%) to the extent that such person's or group's ownership percentage decreases. Each Right will entitle its holder to buy five ten-thousandths of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), at an exercise price of $75, subject to further adjustment. Each share of Series A Preferred Stock will entitle its holder to 1,000 votes and will have an aggregate dividend rate of 1,000 times the amount, if any, paid to holders of Common Stock. Currently 25,000 shares of Series A Preferred Stock have been reserved.

     Under the terms of the Plan, if the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 20% (or other applicable percentage, as summarized above) or more of the outstanding Common Stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of shares of Common Stock having a market value of twice such price.

                              SELLING STOCKHOLDER

     The Selling Stockholder is Chiquita Brands International, Inc., a New Jersey corporation (the "Selling Stockholder" or "Chiquita"). Chiquita is a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products sold under the Chiquita and other brand names.

     The Shares were originally issued to the Selling Stockholder in a private transaction on December 20, 1995, and are being registered hereby for resale from time to time by the Selling Stockholder. On that date, the Company acquired from the Selling Stockholder all of the outstanding capital stock of its then subsidiary, John Morrell, for a total purchase price of $58 million, consisting of $25 million in cash and the issuance of the Shares. In addition, Smithfield Foods assumed all of John Morrell's liabilities. Prior to December 20, 1995, Chiquita was the sole shareholder of John Morrell. In connection with the sale, Chiquita received the Shares, together with certain demand and piggyback registration rights, as well as the contractual right, for as long as Chiquita owns at least 5% of the issued and outstanding Common Stock of the Company, to request (and upon such request the Company has the obligation to take all reasonable good faith efforts as may be available to cause) a representative nominated by Chiquita to be elected to the Company's board of directors. Chiquita has made no such request. The parties determined the terms of such acquisition and share issuance pursuant to arms length negotiations, there having been no prior relationships between them.

     The 1,094,273 Shares presently held by the Selling Stockholder represent approximately 6.1% of the outstanding Common Stock. Because the Selling Stockholder may offer some or all of the Shares pursuant to the offering contemplated by this Prospectus, and because the offering of the Shares is not being made on an underwritten basis, no estimate can be made as to the number of Shares, if any, which the Selling Stockholder will hold after the completion of this offering. Assuming the Selling Stockholder sells all of the Shares offered hereby, upon completion of the offering, the Selling Stockholder will hold no Shares. See "Plan of Distribution". Pursuant to a December 20, 1995 registration rights agreement between the Selling Stockholder and the Company, the Selling Stockholder has demanded the registration effected hereby, and the Selling Stockholder (or, under certain conditions, its transferee) retains the right to make one further such demand, subject to the customary terms and conditions of such agreement.

                              PLAN OF DISTRIBUTION

     Any of or all of the Shares may be sold from time to time to one or more purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer some or all of the Shares through dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Shares for whom any of them may act. The Selling Stockholder has advised the Company that no underwriter will be engaged to act with respect to the offering made hereby. The Selling Stockholder and any such dealers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Securities Act of 1933 (the "Securities Act"), and any profit on the sale of any of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Sales by means of this Prospectus may be made from time to time in one or more transactions by the Selling Stockholder acting as principal, at a fixed offering price, which may be changed, or at varying prices determined at the time or times of sale, or at negotiated prices, through transactions on the NASDAQ National Market or otherwise. Dealers and agents, if any, participating in such transactions may act as agent or as principal and may receive commissions from one or more purchasers and/or from the Selling Stockholder. All expenses relating to the registration of the Shares, other than fees and expenses of counsel, accountants and other consultants to the Selling Stockholder, will be paid directly or indirectly by the Company. The Company has agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed with the Selling Stockholder, subject to customary conditions, that the Company will maintain the effectiveness of the Registration Statement of which this Prospectus is a part for such period as shall be necessary to complete the offer and sale of the Shares, but for no longer than three months following the date of this Prospectus.

     The Shares were originally issued to the Selling Stockholder in a private transaction on December 20, 1995. See "The Selling Stockholder".

                             VALIDITY OF THE SHARES

     The validity of the Shares will be passed upon for the Company by McGuire, Woods, Battle & Boothe, L.L.P., Richmond, Virginia.

                                    EXPERTS

     The Company's audited financial statements included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of John Morrell & Co. audited by Ernst & Young LLP have been included in reliance on their report given on their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


(A)   CONSOLIDATED FINANCIAL STATEMENTS OF SMITHFIELD FOODS, INC. AND SUBSIDIARIES

      Report of Independent Public Accountants.........................................................................    F- 2
      Consolidated Statements of Income for the Years Ended April 28, 1996, April 30, 1995 and May 1, 1994.............    F- 3
      Consolidated Balance Sheets at April 28, 1996 and April 30, 1995.................................................    F- 4
      Consolidated Statements of Cash Flows for the Years Ended April 28, 1996, April 30, 1995 and
        May 1, 1994....................................................................................................    F- 5
      Consolidated Statements of Stockholders' Equity for the Years Ended April 28, 1996, April 30, 1995 and May 1,
        1994...........................................................................................................    F- 6
      Notes to Consolidated Financial Statements.......................................................................    F- 7

(B)   FINANCIAL STATEMENTS OF JOHN MORRELL & CO.

      Report of Independent Auditors...................................................................................    F-21
      Statement of Income for the Period Ended December 20, 1995 and Years Ended December 31, 1994 and January 1,
        1994...........................................................................................................    F-22
      Balance Sheet at December 20, 1995 and December 31, 1995.........................................................    F-23
      Statement of Cash Flow for the Period Ended December 20, 1995 and the Years Ended December 31, 1994 and January
        1, 1994........................................................................................................    F-24
      Statement of Shareholder's Equity for the Period Ending December 20, 1995 and the Years Ended December 31, 1994
        and January 1, 1994............................................................................................    F-25
      Notes to Financial Statements....................................................................................    F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS OF SMITHFIELD FOODS, INC.:

     We have audited the accompanying consolidated balance sheets of Smithfield Foods, Inc. (a Delaware corporation) and subsidiaries as of April 28, 1996 and April 30, 1995, and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended April 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smithfield Foods, Inc. and subsidiaries as of April 28, 1996 and April 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended April 28, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Richmond, Virginia,
June 11, 1996.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                       52 WEEKS          52 WEEKS        52 WEEKS
                                                                                        ENDED             ENDED            ENDED
                                                                                    APRIL 28, 1996    APRIL 30, 1995    MAY 1, 1994
                                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

Sales............................................................................     $2,383,893        $1,526,518      $ 1,403,485
Cost of sales....................................................................      2,203,626         1,380,586        1,287,880
  Gross profit...................................................................        180,267           145,932          115,605

Selling, general and administrative expenses.....................................        103,095            61,723           50,738
Depreciation expense.............................................................         25,979            19,717           21,327
Interest expense.................................................................         20,942            14,054           11,605
Income from continuing operations before income taxes............................         30,251            50,438           31,935
Income taxes.....................................................................         10,465            18,523           12,616
Income from continuing operations................................................         19,786            31,915           19,319
Income (loss) from discontinued operations, net of tax...........................         (3,900)           (4,075)             383
Net income.......................................................................     $   15,886        $   27,840      $    19,702
Net income available to common stockholders......................................     $   14,734        $   27,165      $    19,027
Income (loss) per common share:
  Continuing operations..........................................................     $     1.06        $     1.83      $      1.11
  Discontinued operations........................................................           (.22)             (.24)             .02
  Net Income.....................................................................     $      .84        $     1.59      $      1.13

        The accompanying notes are an integral part of these statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                       APRIL 28,    APRIL 30,
                                                                                                         1996         1995
                                                                                                       (IN THOUSANDS, EXCEPT
                                                                                                            SHARE DATA)
ASSETS
Current assets:
  Cash..............................................................................................   $  28,529    $  14,790
  Accounts receivable less allowances of $1,084 and $540............................................     144,956       66,727
  Inventories.......................................................................................     210,759      120,986
  Advances to joint hog production arrangements.....................................................       7,578       14,042
  Prepaid expenses and other current assets.........................................................      28,585       16,748
     Total current assets...........................................................................     420,407      233,293
Property, plant and equipment:
  Land..............................................................................................      12,453        9,747
  Buildings and improvements........................................................................     146,545      116,637
  Machinery and equipment...........................................................................     303,384      220,750
  Construction in progress..........................................................................      74,207       68,705
                                                                                                         536,589      415,839
  Less accumulated depreciation.....................................................................    (163,866)    (141,533)
     Net property, plant and equipment..............................................................     372,723      274,306
Other assets:
  Investments in partnerships.......................................................................      29,662       27,209
  Deferred income taxes.............................................................................      10,235            -
  Other.............................................................................................      24,592       15,417
     Total other assets.............................................................................      64,489       42,626
                                                                                                       $ 857,619    $ 550,225
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.....................................................................................   $ 110,563    $  69,695
  Current portion of long-term debt and capital lease obligations...................................      13,392        9,961
  Accounts payable..................................................................................     113,344       55,371
  Accrued expenses and other current liabilities....................................................      95,082       37,355
     Total current liabilities......................................................................     332,381      172,382

Long-term debt and capital lease obligations........................................................     188,618      155,047
Other noncurrent liabilities:
  Pension and post-retirement benefits..............................................................      59,128        4,733
  Deferred income taxes.............................................................................           -       18,404
  Other.............................................................................................      14,975        5,644
     Total other noncurrent liabilities.............................................................      74,103       28,781
Commitments and contingencies

Redeemable preferred stock..........................................................................      20,000       10,000
Stockholders' equity:
  Preferred stock, $1.00 par value, authorized 1,000,000 shares.....................................           -            -
  Common stock, $.50 par value, authorized 25,000,000 shares; issued 18,453,015 and 16,834,026
     shares.........................................................................................       9,227        8,417
  Additional paid-in capital........................................................................      92,762       49,804
  Retained earnings.................................................................................     148,171      133,437
  Treasury stock, at cost, 437,000 shares...........................................................      (7,643)      (7,643)
     Total stockholders' equity.....................................................................     242,517      184,015
                                                                                                       $ 857,619    $ 550,225

      The accompanying notes are an integral part of these balance sheets.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        52 WEEKS          52 WEEKS        52 WEEKS
                                                                                         ENDED             ENDED            ENDED
                                                                                     APRIL 28, 1996    APRIL 30, 1995    MAY 1, 1994
                                                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net income......................................................................      $ 15,886          $ 27,840         $19,702
  Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization..............................................        28,299            22,127          23,010
       Increase in accounts receivable............................................        (9,251)           (6,141)         (9,763)
       Increase in inventories....................................................       (41,316)           (1,717)        (24,447)
       (Increase) decrease in prepaid expenses and other current assets...........         1,535            (2,802)         (4,529)
       (Increase) decrease in other assets........................................        22,682            (8,121)         (1,398)
       Increase in accounts payable, accrued expenses and other liabilities.......        19,166             8,272          25,608
       Increase (decrease) in deferred income taxes...............................       (27,059)            6,637           6,177
       Loss on sale of property, plant and equipment..............................         2,168             1,130           1,088
Net cash provided by operating activities.........................................        12,110            47,225          35,448
Cash flows from investing activities:
  Capital expenditures............................................................       (74,888)          (90,550)        (25,241)
  Payment of cash portion for acquisition of John Morrell & Co.,
     net of cash acquired.........................................................       (14,079)                -               -
  Investments in partnerships.....................................................        (2,486)          (16,537)         (2,257)
  Advances to joint hog production arrangements...................................        (4,636)          (18,130)        (20,178)
  Reductions of advances to joint hog production arrangements.....................        11,100            24,266          19,830
  Proceeds from sale of property, plant and equipment.............................            82               969             444
Net cash used in investing activities.............................................       (84,907)          (99,982)        (27,402)
Cash flows from financing activities:
  Net borrowings on notes payable.................................................        33,592            17,560           4,322
  Proceeds from issuance of long-term debt and capital lease obligations..........        50,000            50,000           5,341
  Principal payments on long-term debt and capital lease obligations..............       (16,672)          (13,588)         (7,916)
  Proceeds from issuance of preferred stock.......................................        20,000                 -               -
  Exercise of common stock options................................................           768             1,900             153
  Dividends on preferred stock....................................................        (1,152)             (675)           (675)
Net cash provided by financing activities.........................................        86,536            55,197           1,225
Net increase in cash..............................................................        13,739             2,440           9,271
Cash at beginning of year.........................................................        14,790            12,350           3,079
Cash at end of year...............................................................      $ 28,529          $ 14,790         $12,350
Supplemental disclosures of cash flow information:
  Cash payments during the year for:
     Interest, net of amount capitalized..........................................      $ 20,684          $ 14,630         $12,379
     Income taxes.................................................................      $  1,685          $ 16,254         $ 5,574

        The accompanying notes are an integral part of these statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             ADDITIONAL
                                                                                   COMMON     PAID-IN      RETAINED    TREASURY
                                                                                   STOCK      CAPITAL      EARNINGS     STOCK
                                                                                                 (IN THOUSANDS)

Balance, May 2, 1993............................................................   $8,350     $ 47,818     $ 87,245    $ (7,643)
  Net income....................................................................       -             -       19,702           -
  Exercise of stock options.....................................................       7           146            -           -
  Dividends on preferred stock..................................................       -             -         (675)          -
Balance, May 1, 1994............................................................   8,357        47,964      106,272      (7,643)
  Net income....................................................................       -             -       27,840           -
  Exercise of stock options.....................................................      60         1,840            -           -
  Dividends on preferred stock..................................................       -             -         (675)          -
Balance April 30, 1995..........................................................   8,417        49,804      133,437      (7,643)
  Net income....................................................................       -             -       15,886           -
  Common stock issued for acquisition of John Morrell & Co......................     547        32,453            -           -
  Conversion of preferred stock.................................................     233         9,767            -           -
  Exercise of stock options.....................................................      30           738            -           -
  Dividends on preferred stock..................................................       -             -       (1,152)          -
Balance, April 28, 1996.........................................................   $9,227     $ 92,762     $148,171    $ (7,643)

        The accompanying notes are an integral part of these statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Smithfield Foods, Inc., and subsidiaries (the "Company"). The Company's principal subsidiaries include Brown's of Carolina, Inc. ("Brown's"), Esskay, Inc. ("Esskay"), Gwaltney of Smithfield, Ltd. ("Gwaltney"), John Morrell & Co. ("John Morrell"), Patrick Cudahy Incorporated ("Patrick Cudahy"), Smithfield International, Inc. ("International") and The Smithfield Packing Company, Incorporated ("Smithfield Packing"). The accounts of Ed Kelly, Inc. ("Kelly") are reflected as discontinued operations (see Note 3) and are reported separately on the consolidated statements of income. All material intercompany balances and transactions have been eliminated.

  FISCAL YEAR

     The Company's fiscal year is the 52 or 53 week period which ends on the Sunday nearest April 30.

  INVENTORIES

     The Company's inventories are valued at the lower of first-in, first-out
(FIFO) cost or market. Inventories consist of the following:

                                                                                  APRIL       APRIL
                                                                                   28,         30,
                                                                                   1996        1995
                                                                                    (IN THOUSANDS)
Fresh and processed meats.....................................................   $154,110    $ 82,957
Livestock and manufacturing supplies..........................................     51,145      28,596
Other.........................................................................      5,504       9,433
                                                                                 $210,759    $120,986

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets. Buildings and improvements are depreciated over periods from 10 to 40 years. Machinery and equipment is depreciated over periods from 3 to 25 years. Repair and maintenance charges are expensed as incurred. Improvements and betterments that materially extend the life of the asset are capitalized. Gains and losses from dispositions or retirements of property, plant and equipment are recognized currently.

     In fiscal 1994, the Company revised the estimated useful lives of certain assets to more accurately reflect their economic useful lives and to better align them with those generally used in the meat processing industry. This change was made to assets acquired after April 1990 and has been reflected on a prospective basis since November 1993. The lives of the affected buildings and improvements were revised from 10 to 40 years to 20 to 40 years. The lives of the affected machinery and equipment were revised from 3 to 12 years to 10 to 25 years.

     Interest on capital projects is capitalized during the construction period. Total interest capitalized was $2,021,000 in fiscal 1996, $842,000 in fiscal 1995 and $612,000 in fiscal 1994. Repair and maintenance expenses totaled $59,951,000, $50,975,000 and $40,713,000 in fiscal 1996, 1995 and 1994, respectively.

  OTHER ASSETS

     Cost in excess of net assets acquired is amortized over 40 years. Organization costs are amortized over a five-year period. Deferred debt issuance costs are amortized over the terms of the related loan agreements. Start-up costs associated with hog production are amortized over a three-year period.

  ENVIRONMENTAL EXPENDITURES

     Environmental expenditures that relate to current or future operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or cleanups are probable and the cost

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
can be reasonably estimated. Other than for assessments, the timing of these accruals coincides with the Company's commitment to a formal plan of action.

  SELF-INSURANCE PROGRAMS

     The Company is self-insured for certain levels of general and vehicle liability, workers' compensation and health care coverage. The cost of these self-insurance programs is accrued based upon estimated settlements for known and anticipated claims. Any resulting adjustments to previously recorded reserves are reflected in current operating results.

  PRICE RISK MANAGEMENT AND HEDGING

     The Company uses recognized price risk management and hedging techniques to enhance sales and to reduce the effect of adverse price changes on the Company's profitability. The Company's price risk management and hedging activities currently are utilized in the areas of forward sales, hog production margin management, procurement of raw materials (ham and bacon) for seasonal demand peaks and inventory hedging. Contracts related to sales or purchase commitments are accounted for as hedges. Gains and losses on these contracts are deferred and recorded to cost of sales when the sales or purchase commitments are fulfilled. As of April 28, 1996 and April 30, 1995, the Company had deferred unrealized hedging gains of $2,160,000 and $222,000, respectively, on outstanding futures contracts. All contracts mature within one year.

  INCOME PER COMMON SHARE

     Income per common share is computed using the weighted average shares of common stock and dilutive common stock equivalents (options and convertible preferred stock) outstanding during the respective periods. Net income available to common stockholders is net income less dividends on preferred stock. The number of weighted average shares used in calculating income per common share was 17,530,000 in fiscal 1996, 17,059,000 in fiscal 1995 and 16,768,000 in fiscal 1994.

  USE OF ESTIMATES

     Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect amounts reported therein. Actual results could differ from those estimates.

  RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform to fiscal 1996 presentations including warehousing and distribution costs which have been reclassified from selling, general and administrative expenses to cost of sales.

NOTE 2 -- ACQUISITION

     On December 20, 1995, the Company acquired all of the capital stock of John Morrell from Chiquita Brands International, Inc. ("Chiquita") for $58,000,000, consisting of $25,000,000 in cash and $33,000,000 of the Company's common stock (1,094,273 shares), plus the assumption of all of John Morrell's liabilities. The Company accounted for the acquisition using the purchase method of accounting and, accordingly, the results of operations of John Morrell from December 20, 1995 are included in the accompanying consolidated financial statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     The following unaudited pro forma information combines the operating results of the Company and John Morrell assuming the acquisition had been made as of the beginning of the fiscal year ended April 30, 1995.

                                                                                          52 WEEKS          52 WEEKS
                                                                                           ENDED             ENDED
                                                                                       APRIL 28, 1996    APRIL 30, 1995
                                                                                            (IN THOUSANDS, EXCEPT
                                                                                               PER SHARE DATA)
Sales...............................................................................     $3,414,561        $2,949,426
Income from continuing operations...................................................         25,094            49,257
Net income..........................................................................         21,194            45,182
Income per common share:
  Continuing operations.............................................................           1.31              2.68
  Net income........................................................................           1.10              2.45

NOTE 3 -- DISCONTINUED OPERATIONS

     In fiscal 1996, the Company completed the disposition of the assets and business of Kelly, its former retail electronics subsidiary, which is reported separately as discontinued operations in the consolidated statements of income. The delay in the final disposition of the assets and business led to an unanticipated deterioration of Kelly's estimated realization value, resulting in an additional loss from discontinued operations of $3.9 million in fiscal 1996. Fiscal 1995 reflected a loss from discontinued operations related to Kelly of $4.1 million.

NOTE 4 -- JOINT HOG PRODUCTION ARRANGEMENTS

  SMITHFIELD-CARROLL'S

     The Company has an arrangement with affiliates of Carroll's Foods, Inc. ("CFI") to produce hogs for the Company's meat processing plants in North Carolina and Virginia. The arrangement involves: (1) Smithfield-Carroll's Farms, a partnership owned jointly by the Company and Carroll's Farms of Virginia, Inc. ("CFAV"), which owns the hog raising facilities, and (2) a long-term purchase contract between the Company and Carroll's Foods of Virginia, Inc. ("CFOV"), which leases and operates the facilities, that obligates the Company to purchase all the hogs produced by CFOV at prices which are equivalent to market at the time of delivery. A director of the Company is the president and a director of CFI, CFAV and CFOV. In addition, the Company has a long-term agreement to purchase hogs from CFI at prices which, in the opinion of management, are equivalent to market.

     As of April 28, 1996 and April 30, 1995, the Company had investments of $20,252,000 and $20,231,000, respectively, in the partnership which are accounted for using the equity method. Profits and losses are shared equally under the arrangement. During fiscal 1995, the Company converted $12,500,000 of advances to partners' equity, which is included in the investments above. In addition, as of April 28, 1996, the Company had $2,200,000 of working capital loans outstanding to the partnership. These demand loans are expected to be repaid in the next fiscal year.

     Substantially all revenues of the partnership consist of lease payments from CFOV which cover debt service, depreciation charges and other operating expenses. For the fiscal years 1996, 1995 and 1994, revenues were $8,912,000, $9,479,000 and $9,706,000, respectively.

     Pursuant to the long-term purchase contract, the Company purchased $70,540,000, $54,081,000 and $62,348,000 of live hogs from CFOV in fiscal years 1996, 1995 and 1994, respectively. The contract resulted in decreased raw material costs (as compared to market costs) of $2,617,000 and $2,223,000 in fiscal 1996 and 1994, respectively, and increased raw material costs of $2,615,000 in fiscal 1995. In fiscal 1996, the Company made $2,800,000 of working capital loans to CFOV and received payments of $4,700,000. Demand loans of $6,905,000 are outstanding as of April 28, 1996 and are expected to be repaid in the next fiscal year.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     Pursuant to the agreement with CFI, the Company purchased $201,878,000, $134,937,000 and $127,849,000 of hogs in fiscal 1996, 1995 and 1994, respectively.

  CIRCLE FOUR

     The Company has an arrangement with three of its principal hog suppliers to produce hogs in the state of Utah for sale to an unrelated party. The chief executive officers of two of the suppliers and the president of another serve as directors of the Company. As of April 28, 1996, the Company had a 33% interest in the arrangement, which is accounted for using the equity method. As of April 28, 1996 and April 30, 1995, the Company had investments of $7,083,000 and $5,050,000, respectively, in the arrangement.

  B&G

     Brown's has an arrangement with a company owned by the daughter and son-in-law of the chairman and chief executive officer of the Company. The arrangement, B&G Farms LLC ("B&G"), involves the leasing of hog production facilities to Brown's and the production of hogs by Brown's on a contractual basis. In addition, the Company has a contract to purchase all of the hogs produced by B&G at prices, which in the opinion of management, are equivalent to market. Profits and losses are shared equally under the arrangement. As of April 28, 1996 and April 30, 1995, B&G had advanced $1,527,000 and $1,723,000, respectively, to Brown's for working capital. As of April 28, 1996 and April 30, 1995, the Company had investments of $1,260,000 and $1,157,000, respectively, in the partnership.

     B&G's revenues consist of lease payments from Brown's, which cover debt service and depreciation charges, and the profits or losses on the sale of hogs. Pursuant to the contract, the Company purchased $7,990,000 and $3,048,000 of hogs in fiscal 1996 and 1995, respectively.

     The summarized unaudited financial information which follows represents an aggregation of the Company's unconsolidated hog production operations of Smithfield-Carroll's, Circle Four and B&G.

                                                                             APRIL 28,         APRIL 30,
                                                                                1996              1995
                                                                                    (IN THOUSANDS)

Current assets..........................................................      $  6,532          $  4,108
Property and equipment..................................................       107,996            84,255
Other assets............................................................         6,094             2,296
                                                                              $120,622          $ 90,659

Current liabilities.....................................................      $ 11,785          $ 16,029
Long-term debt..........................................................        54,926            28,310
Equity..................................................................        53,911            46,321
                                                                              $120,622          $ 90,660

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 5 -- DEBT

     Long-term debt consists of the following:

                                                                                 APRIL 28,    APRIL 30,
                                                                                   1996         1995
                                                                                     (IN THOUSANDS)
Notes payable to institutional lenders:
  8.41% notes, payable through February 2013..................................   $  25,000    $  25,000
  9.85% notes, payable through November 2006..................................      14,333       15,667
  10.75% notes, payable through August 2005...................................       9,500       10,500
  9.80% notes, payable through August 2003....................................       9,187        9,938
  6.24% notes, payable through November 1998..................................       3,108        4,237
  7.15% notes, payable through October 1997...................................       3,044        4,899
  7.00% notes, payable through September 1998.................................       1,429        2,017

Notes payable to banks:
  Notes, payable October 1997.................................................      45,000       45,000
  Line of credit, expiring July 1997..........................................      43,750            -
  6.48% notes, payable through September 1998.................................      20,700       22,600
  7.10% notes, payable through September 1997.................................       2,290        2,760

Other notes payable...........................................................         407          200
                                                                                   177,748      142,818
Less current portion..........................................................     (11,810)      (9,030)
                                                                                 $ 165,938    $ 133,788

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     Scheduled maturities of long-term debt are as follows:

                                                                              (IN THOUSANDS)
Fiscal year
1997.......................................................................      $ 11,810
1998.......................................................................       101,655
1999.......................................................................        19,924
2000.......................................................................         4,554
2001.......................................................................         4,554
Thereafter.................................................................        35,251
                                                                                 $177,748

     As of April 28, 1996, the fair value of long-term debt, based on the market value of debt with similar maturities and covenants, approximates recorded values.

     Notes payable and lines of credit to institutional lenders and banks are collateralized with all of the Company's inventories and accounts receivable, and certain of the Company's property, plant and equipment.

     As of April 28, 1996, the Company had aggregate lines of credit of $265,000,000, including a $75,000,000 line assumed in connection with the acquisition of John Morrell. Subsequent to year-end, the Company consolidated its lines of credit into a single line by increasing a previously existing $200,000,000 line of credit to $255,000,000. This line consists of a 364-day, $205,000,000 revolving credit facility and a two-year, $50,000,000 revolving credit facility. The short-term facility is being used for seasonal inventory and receivable needs and the long-term facility is being used for working capital and capital expenditures. The increased line expires in July 1996 and is expected to be extended for an additional year in the first quarter of fiscal 1997. The line of credit has no compensating balance requirements, but requires commitment fees based on the unused portion. The Company terminated the $75,000,000 John Morrell line of credit on April 30, 1996.

     Weighted average borrowings under the lines were $133,400,000 in fiscal 1996, $69,900,000 in fiscal 1995 and $66,600,000 in fiscal 1994 at weighted average interest rates of approximately 7%, 6% and 4%, respectively. Maximum borrowings were $179,800,000 in fiscal 1996, $117,000,000 in fiscal 1995 and $105,100,000 in fiscal 1994. The outstanding balances under these lines totaled $151,300,000 and $67,200,000 as of April 28, 1996 and April 30, 1995,
respectively, at a weighted average interest rate of 7% for both years.

     The Company's various debt agreements contain covenants regarding current ratio, fixed charges coverage, net worth, and, among other restrictions, limit additional borrowings, the acquisition, disposition and leasing of assets and payments of dividends to stockholders. Additionally, existing loan covenants contain provisions which substantially limit the amount of funds available for transfer from its subsidiaries to Smithfield Foods, Inc. without the consent of certain lenders.

NOTE 6 -- INCOME TAXES

     Total income tax expense (benefit) was allocated as follows:

                                                                 APRIL 28,         APRIL 30,       MAY 1,
                                                                    1996              1995          1994
                                                                             (IN THOUSANDS)

Income from continuing operations...........................      $ 10,465          $ 18,523       $12,616
Discontinued operations.....................................        (2,600)           (2,716)          305
                                                                  $  7,865          $ 15,807       $12,921

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     Income tax expense attributable to income from continuing operations consists of the following:

                                                                 APRIL 28,         APRIL 30,       MAY 1,
                                                                    1996              1995          1994
                                                                             (IN THOUSANDS)
Current tax expense:
  Federal...................................................      $  8,850          $ 10,373       $ 7,235
  State.....................................................         1,530             1,835         1,675
                                                                    10,380            12,208         8,910
Deferred tax expense (benefit):
  Federal...................................................          (129)            5,301         3,108
  State.....................................................           214             1,014           598
                                                                        85             6,315         3,706
                                                                  $ 10,465          $ 18,523       $12,616

     A reconciliation of taxes computed at the federal statutory rate to the provision for income taxes is as follows:

                                                                           APRIL 28,    APRIL 30,    MAY 1,
                                                                             1996         1995        1994

Federal income taxes at statutory rate..................................      35.0%        35.0%      35.0%
State income taxes, net of federal tax benefit..........................       3.9          3.6        4.6
Other...................................................................      (4.3)        (1.9)      (0.1)
                                                                              34.6%        36.7%      39.5%

     The tax effects of temporary differences consist of the following:

                                                                             APRIL 28,         APRIL 30,
                                                                                1996              1995
                                                                                    (IN THOUSANDS)
Deferred tax assets:
  Employee benefits.....................................................      $ 35,925          $  6,019
  Alternative minimum tax credit........................................         5,607             2,680
  Tax credits, carryforwards and net operating losses...................        12,523             2,709
  Inventories...........................................................         1,297             1,155
  Other assets..........................................................           317               968
  Accrued expenses......................................................        12,004             1,041
                                                                              $ 67,673          $ 14,572
Deferred tax liabilities:
  Property, plant and equipment.........................................      $ 33,643          $ 21,853
  Investment in subsidiary..............................................           574               574
  Start-up costs........................................................         1,805             1,303
                                                                              $ 36,022          $ 23,730

     As of April 28, 1996 and April 30, 1995, the Company had $21,416,000 and $9,246,000, respectively, of net current deferred tax assets included in prepaid expenses and other current assets. The Company had no valuation allowance related to income tax assets as of April 28, 1996 or April 30, 1995, and there was no change in the valuation allowance during fiscal 1996 and 1995.

     As of April 28, 1996 and April 30, 1995, the Company had $12,241,000 and $1,836,000 of deferred tax assets relating to net operating losses and tax credits, respectively, which expire from fiscal 1998 to 2001. In addition, deferred tax assets include alternative minimum tax credits of $5,607,000 which do not expire.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 7 -- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consist of the following:

                                                                             APRIL 28,         APRIL 30,
                                                                                1996              1995
                                                                                    (IN THOUSANDS)

Payroll and related benefits............................................      $ 42,737          $ 15,531
Self-insurance reserves.................................................        18,914            12,357
Other...................................................................        33,431             9,467
                                                                              $ 95,082          $ 37,355

NOTE 8 -- STOCKHOLDERS' EQUITY AND PREFERRED STOCK

  ISSUANCE OF COMMON STOCK

     In fiscal 1996, the Company issued 1,094,273 shares of its common stock to Chiquita as part of the acquisition of John Morrell (See Note 2).

  PREFERRED STOCK

     The Company has 1,000,000 shares of $1.00 par value preferred stock authorized, of which 998,000 shares are unissued. The board of directors is authorized to issue preferred stock in series and to fix by resolution the designation, dividend rate, redemption provisions, liquidation rights, sinking fund provisions, conversion rights and voting rights of each series of preferred stock.

     In fiscal 1996, all of the Series B 6.75% cumulative convertible redeemable preferred stock totaling $10,000,000 was converted into 465,116 shares of the Company's common stock at $21.50 per share.

     In fiscal 1996, the Company authorized and issued 2,000 shares of Series C 6.75% cumulative convertible redeemable preferred stock in a private transaction for $20,000,000. These shares are convertible into 666,666 shares of the Company's common stock at $30.00 per share. The shares are mandatorily redeemable in fiscal 2006 at $10,000 per share, plus accumulated and unpaid dividends and have an equivalent liquidation preference.

     Redeemable preferred stock consists of the following:

                                                                                                     APRIL 28,         APRIL 30,
                                                                                                        1996              1995
                                                                                                            (IN THOUSANDS)
Series B 6.75% cumulative convertible redeemable preferred stock,
  $1.00 par value, 1,000 shares authorized, issued and outstanding..............................      $      -          $ 10,000
Series C 6.75% cumulative convertible redeemable preferred stock,
  $1.00 par value, 2,000 shares authorized, issued and outstanding..............................        20,000                 -
                                                                                                      $ 20,000          $ 10,000

  STOCK OPTIONS

     Under the Company's 1984 Stock Option Plan ("1984 Plan"), which expired in fiscal 1995, officers and certain key employees were granted incentive and nonstatutory stock options to purchase shares of the Company's common stock for periods not exceeding 10 years at prices that were not less than the fair market value of the common stock on the date of grant. Stock appreciation rights which are exercisable upon a change in control of the Company are attached to the options granted pursuant to the 1984 Plan. The Company granted options for 1,400,000 shares of common stock under the 1984 Plan.

     Under the Company's 1992 Stock Incentive Plan ("1992 Plan"), management and other key employees may be granted nonstatutory stock options to purchase shares of the Company's common stock exercisable five years after grant for periods not exceeding 10 years. The exercise price for options granted prior to August 31, 1994 was not less than 150% of the fair market value of the common stock on the date of grant. On August 31, 1994, the Company amended and restated the 1992

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Plan, changing the exercise price of options granted on or after that date to not less than the fair market value of the common stock on the date of grant. The Company has reserved 1,250,000 shares of common stock under the 1992 Plan. As of April 28, 1996, there were 164,500 options available for grant under the 1992 Plan.

     The following is a summary of transactions for the 1984 Plan and 1992 Plan during fiscal 1995 and 1996.

                                                                     NUMBER OF SHARES    PER SHARE RANGE
Outstanding options at May 1, 1994................................       1,652,000        $  5.50-23.06
  Granted.........................................................          60,000                30.63
  Exercised.......................................................        (120,900)          5.50- 8.13
  Cancelled.......................................................         (25,000)               23.06
Outstanding options at April 30, 1995.............................       1,566,100           5.50-30.63
  Granted.........................................................         345,000          21.50-27.25
  Exercised.......................................................         (59,600)          5.50- 8.13
  Cancelled.......................................................         (50,000)               23.06
Outstanding options at April 28, 1996.............................       1,801,500        $  5.50-30.63
Options exercisable at April 28, 1996.............................         716,000        $  5.50- 8.13

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") which is effective for fiscal 1997. The Company has not completed all of the analyses required to estimate the impact of the statement. The Company intends to continue to apply the accounting provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees;" and will comply with the disclosure requirements of SFAS No. 123.

  PREFERRED SHARE PURCHASE RIGHTS

     In fiscal 1992, the Company adopted a preferred share purchase rights plan (the "Rights Plan") and declared a dividend of one preferred share purchase right (a "Right") on each outstanding share of common stock. Under the terms of the Rights Plan, if the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 20% (or other applicable percentage, as summarized in the Rights
Plan) or more of the outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of shares of common stock having a market value of twice such price.

     Each Right will entitle its holder to buy five ten-thousandths of a share of Series A junior participating preferred stock, par value $1.00 per share, at an exercise price of $75 subject to adjustment. Each share of Series A junior participating preferred stock will entitle its holder to 1,000 votes and will have an aggregate dividend rate of 1,000 times the amount, if any, paid to holders of common stock. Currently, 25,000 shares of Series A junior participating preferred stock have been reserved. The Rights will expire in fiscal 2002 unless previously exercised or redeemed at the option of the board of directors for $.005 per Right. Generally, each share of common stock issued after May 31, 1991 will have one Right attached.

NOTE 9 -- PENSION AND OTHER RETIREMENT PLANS

     The Company and its subsidiaries sponsor several defined benefit pension plans covering substantially all employees. Pension expense for fiscal 1996, 1995 and 1994 was $3,303,000, $2,306,000 and $2,078,000, respectively. It is the
Company's policy to fund the plans based on the minimum contribution required under ERISA. The plans' assets consist of listed corporate stocks, corporate and government bonds, insurance contracts and cash and cash equivalents.

     In connection with the John Morrell acquisition, the Company assumed the obligations under two non-contributory, defined benefit pension plans for substantially all full-time salaried and hourly employees. Benefit accrual for substantially

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
all hourly employees under the defined benefit pension plan ceased as of March 1991. Current benefits for these employees are provided by a defined contribution plan covering both salaried and hourly employees.

     The status of the Company's plans and the components of pension expense are as follows:

                                                                     APRIL 28, 1996                       APRIL 30, 1995
                                                              OVERFUNDED        UNDERFUNDED        OVERFUNDED        UNDERFUNDED
                                                                PLANS              PLANS             PLANS              PLANS
                                                                                        (IN THOUSANDS)

Accumulated benefit obligation................................  $  29,548        $  175,103         $  23,705          $  16,398
Vested benefit obligation.....................................  $  25,591        $  169,468         $  21,274          $  15,819
Plan assets at fair value.....................................  $  39,127        $  116,542         $  30,625          $  11,946
Projected benefit obligation..................................    (36,434)         (181,306)          (29,782)           (16,397)
Excess (deficiency) of plan assets over projected benefit
  obligation..................................................      2,693           (64,764)              843             (4,451)
Items not recorded on consolidated balance sheets:
  Unrecognized net transition gain............................       (181)                -              (271)                 -
  Unrecognized net loss (gain) from experience differences....     (3,356)           (8,710)              825                283
  Unrecognized prior service cost (benefit)...................      1,188               175              (462)               946
     Prepaid (accrued) pension costs..........................  $     344        $  (73,299)        $     935          $  (3,222)

Net pension expense included the following:                               1996               1995              1994
  Service costs for benefits earned...........................           $2,662             $2,079            $1,690
  Interest accrued on projected benefit obligation............            7,532              3,089             2,890
  Actual return on plan assets................................           (6,691)            (2,558)           (3,185)
  Net amortization and deferral...............................             (200)              (304)              683
  Net pension expense.........................................           $3,303             $2,306            $2,078

     In determining the projected benefit obligation in fiscal 1996 and 1995, the weighted average assumed discount rate was 7.75% and 7.5%, respectively, while the assumed rate of increase in future compensation was 5% to 6% in fiscal 1996 and 6% in fiscal 1995. The weighted average expected long-term rate of return on plan assets was 9% and 8% in fiscal 1996 and 1995, respectively.

     The Company provides health care and life insurance benefits for certain retired employees at Esskay, John Morrell and Patrick Cudahy. The total cost to provide retiree benefits was $673,000, $406,000 and $994,000 in fiscal 1996, 1995 and 1994, respectively.

NOTE 10 -- LEASE AND SERVICE OBLIGATIONS

     The Company leases transportation equipment under operating leases ranging from 1 to 10 years with options to cancel at earlier dates. In addition, the Company has a long-term maintenance agreement related to this equipment. Maintenance fees are based upon fixed monthly charges for each vehicle, as well as the maintenance facility itself and contingent fees based upon transportation equipment usage. The amounts shown below as minimum rental commitments do not include contingent maintenance fees.

     The Company has agreements, expiring in fiscal 2004 and 2008, to use two cold storage warehouses owned by a partnership, 50% of which is owned by the Company. The Company has agreed to pay prevailing competitive rates for use of the facilities, subject to aggregate guaranteed minimum annual fees of $3,600,000. In fiscal 1996, 1995 and 1994, the Company paid $4,641,000,
$5,986,000 and $5,284,000, respectively, in fees for use of the facilities. As of April 28, 1996 and April 30,

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

1995, the Company had investments of $1,067,000 and $744,000, respectively, in the partnership which are accounted for using the equity method.

     Minimum rental commitments under all noncancelable operating leases and maintenance agreements are as follows:

                                                                              (IN THOUSANDS)
Fiscal year
1997.......................................................................      $ 20,850
1998.......................................................................        17,400
1999.......................................................................        14,441
2000.......................................................................        12,938
2001.......................................................................        10,939
Thereafter.................................................................        32,772
                                                                                 $109,340

     Rental expense was $17,664,000 in fiscal 1996, $15,025,000 in fiscal 1995 and $12,159,000 in fiscal 1994. Rental expense in fiscal 1996, 1995 and 1994 included $3,389,000, $2,681,000 and $2,137,000 of contingent maintenance fees, respectively.

     The Company has entered into a sale and leaseback arrangement for certain hog production facilities at Brown's. The arrangement provides for an early termination at predetermined amounts after 10 years.

     Property, plant and equipment under capital leases as of April 28, 1996 consist of land of $2,659,000, buildings and improvements of $7,017,000 and machinery and equipment of $6,701,000, less accumulated amortization of $3,707,000.

     Future minimum lease payments for assets under capital leases and the present value of the net minimum lease payments are as follows:

                                                                              (IN THOUSANDS)
Fiscal year
1997.......................................................................      $  3,798
1998.......................................................................         3,876
1999.......................................................................         3,991
2000.......................................................................         4,046
2001.......................................................................         3,675
Thereafter.................................................................        15,982
                                                                                   35,368
Less amounts representing interest.........................................       (11,106)
Present value of net minimum obligations...................................        24,262
Less current portion.......................................................        (1,582)
Long-term capital lease obligations........................................      $ 22,680

NOTE 11 -- RELATED PARTY TRANSACTIONS

     The Company's chairman and chief executive officer is an officer and the majority owner of the capital stock of a company to which the Company made sales of fresh pork and processed meat products totaling $299,000, $328,000 and $321,000 in fiscal 1996, 1995 and 1994, respectively. In fiscal 1996, 1995 and 1994, the Company purchased raw materials totaling $10,069,000, $7,535,000 and $8,159,000, respectively, from a company which is 48% owned by the chairman's children.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     A director of the Company is the chairman and chief executive officer and a director of Murphy Family Farms, Inc. ("MFF"). The Company has a long-term agreement to purchase hogs from MFF at prices, which in the opinion of management, are equivalent to market. Pursuant to this agreement with MFF, the Company purchased $330,033,000, $232,130,000 and $237,889,000 of hogs in fiscal
1996, 1995 and 1994, respectively.

     A director of the Company is the chairman and chief executive officer and a director of Prestage Farms Inc., ("PFI"). The Company has a long-term agreement to purchase hogs from PFI at prices, which in the opinion of management, are equivalent to market. Pursuant to this agreement with PFI, the Company purchased $129,577,000, $79,292,000 and $70,258,000 of hogs in fiscal 1996, 1995 and 1994, respectively.

     A director of the Company is the chairman of the board of a company from which the Company made purchases of automotive parts and equipment, as well as maintenance and leasing services, totaling $556,000, $489,000 and $515,000 in fiscal 1996, 1995 and 1994, respectively. In addition, the Company leases substantially all of its automobiles under three-year leases arranged by this company. As of April 28, 1996, the Company was obligated to make a total of $1,265,000 in future lease payments under these leases.

     The Company paid a director of the Company, who was formerly president and chief operating officer of a subsidiary, $250,000 and $221,000 for consulting services during fiscal 1996 and 1995, respectively.

     The Company is a 50% partner in a partnership which owns two cold storage warehouses (see Note 10). In fiscal 1995, the partnership purchased the capital stock of a company which previously owned one of the warehouses, 18% of the capital stock of which was owned by a group of the Company's officers and directors. The purchase price approximated the net book value of the company as of December 31, 1994, the effective purchase date.

     The Company is engaged in hog production arrangements with several related parties. See Note 4 for additional information regarding these arrangements.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

     As of April 28, 1996, the Company had outstanding commitments for construction of hog production facilities and plant expansion projects of approximately $37,845,000.

     The Company and its subsidiaries are defendants in various lawsuits and claims arising in the ordinary course of business. In the opinion of management, any ultimate liability with respect to these matters will not have a material effect on the Company's consolidated financial position or results of operations.

     Like other participants in the meat processing industry, the Company is subject to various laws and regulations administered by federal, state and other government entities, including the Environmental Protection Agency ("EPA") and corresponding state agencies such as the Virginia State Water Control Board ("SWCB"), the North Carolina Division of Environmental Management, the Iowa Department of Natural Resources, the South Dakota Department of Environment and Natural Resources, the United States Department of Agriculture and the Occupational Safety and Health Administration. Management believes that the Company complies with all such laws and regulations in all material respects, except as set forth immediately below, and that continued compliance with these standards will not have a material adverse effect on the Company's financial position or results of operations.

     The wastewater discharge permit for Smithfield Packing's and Gwaltney's plants in Smithfield, Virginia imposes more stringent phosphorus and ammonia effluent limitations than the plants can currently meet. To achieve compliance, the Company agreed to discontinue its wastewater discharges to the Pagan River and connect its wastewater treatment plants to the regional sewage collection and treatment system operated by the Hampton Roads Sanitation District ("HRSD"). The Company has received a directive to connect its Gwaltney wastewater system to the HRSD system by June 25, 1996, and expects to receive before the end of calendar year 1996 a similar directive with respect to its Smithfield Packing wastewater system. The Company expects to incur approximately $2,664,000 capital costs (of which $1,292,000 has been expended through the end of fiscal 1996) to upgrade its existing treatment systems and make these connections. After such connections have been made the Company will incur sewer use charges (approximately $1,700,000 annually) imposed by HRSD in addition to its

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
existing costs of pretreating its wastewater before discharge to the HRSD system. These HRSD sewer use costs will be accounted for as current period charges in the years in which such costs are incurred.

     Pending connection to the HRSD system, the plants are being operated under an administrative consent order entered into with the SWCB. During the period May 1994 through April 1995, the Company's plants had a number of violations of its permit and the consent order, which led the SWCB to place these Company plants on its "significant noncompliance" list. Placement on that list is required by the SWCB's practices when any one of several circumstances occur, including a single violation of an administrative consent order provision. The Company has corrected the conditions which caused these violations, and has experienced only two isolated daily permit violations during the past year. These two plants are presently in compliance with the effluent limitations in the SWCB administrative order and those effluent limitations in its permit except phosphorus and ammonia limitations. The SWCB's staff has given the Company written notice of its intention to recommend that the SWCB refer these and other permit violations, including the recordkeeping violations discussed below, to the Virginia Attorney General for appropriate legal action. The nature and extent of any action that may be taken by the SWCB or the Virginia Attorney General or of any sanctions or other requirements which may be imposed upon the Company are not known.

     The Company regularly conducts tests of its wastewater discharges to assure compliance with the provisions of its wastewater discharge permits. Federal and state laws require that records of tests be maintained for three years. Failure to maintain these records may result in the imposition of civil penalties. Criminal sanctions may be imposed in the event of false reporting or destruction of records. In the course of a SWCB inspection of its Smithfield, Virginia plants in May, 1994, it was discovered that records of certain tests conducted by the Company from 1992 through early 1994 could not be located. The employee responsible for the supervision of the tests and maintenance of the test records was replaced. No judicial proceedings have yet been instituted against the Company as a result of its inability to locate the records for the period noted and, other than the written notice referred to above, no administrative proceeding has yet been initiated. The U.S. Department of Justice, EPA and Federal Bureau of Investigation are engaged in an investigation of possible criminal charges of false reporting and destruction of records. In April, 1996, an attorney with the Department of Justice advised the Company that the Company was not then a target of the investigation, and that the investigation was focused on the former employee responsible for supervision of the tests and maintenance of the records. The Company has heard nothing further from the Department of Justice. The nature and extent of any action that may be taken by one or more governmental agencies or of any sanctions or other requirements which may be imposed upon the Company are not known.

     Based on its knowledge, as summarized above, of the facts and circumstances surrounding the violations and investigations discussed above, the Company believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position or annual results of operations.

     On February 7, 1996, John Morrell executed a Plea Agreement with the Department of Justice in connection with water pollution violations that allegedly occurred at its Sioux Falls, South Dakota plant from 1985 through 1992, several years prior to the Company's acquisition of John Morrell. On May 28, 1996, the Agreement was executed by the government and entered by the court, and John Morrell pled guilty to six counts of violating the Clean Water Act due to numerous discharge exceedances, failure to report the exceedances, and submitting false reports. John Morrell paid a $3,000,000 penalty. Under two related civil consent decrees, John Morrell also will pay a $250,000 civil penalty, make certain improvements at the Sioux Falls plant, and carry out pollution-prevention and compliance-management audits. In view of these improvements and commitments, and especially due to efforts by both John Morrell and the Company to improve John Morrell's environmental compliance programs, on May 28, 1996, the EPA formally agreed not to debar John Morrell from contracting with the government. EPA determined that John Morrell and the Company had fully corrected the conditions giving rise to the violations.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 13 -- QUARTERLY RESULTS OF OPERATIONS (Unaudited)

                                                                                 FIRST       SECOND      THIRD       FOURTH
                                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
1996
Sales........................................................................   $367,328    $455,799    $687,000    $873,766
Gross profit.................................................................     21,023      35,412      56,319      67,513
Income (loss) from continuing operations.....................................     (2,594)      4,615      10,787       6,978
Discontinued operations......................................................     (1,800)          -      (2,100)          -
Net income (loss)............................................................     (4,394)      4,615       8,687       6,978

Income (loss) per common share:
Continuing operations........................................................       (.16)        .26         .58         .35
Discontinued operations......................................................       (.11)          -        (.12)          -
Net income (loss)............................................................       (.27)        .26         .46         .35

1995
Sales........................................................................   $331,761    $373,839    $439,353    $381,565
Gross profit.................................................................     24,641      36,182      55,190      29,919
Income from continuing operations............................................      2,547       8,080      18,048       3,240
Discontinued operations......................................................       (177)       (278)       (718)     (2,902)
Net income...................................................................      2,370       7,802      17,330         338

Income (loss) per common share:
Continuing operations........................................................        .14         .47        1.04         .18
Discontinued operations......................................................       (.01)       (.02)       (.04)       (.17)
Net income...................................................................        .13         .45        1.00         .01

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS
JOHN MORRELL & CO.

     We have audited the accompanying balance sheets of John Morrell & Co. as of December 20, 1995 and December 31, 1994, and the related statements of income, shareholder's equity, and cash flow for the period from January 1, 1995 to December 20, 1995 and for the fiscal years ended December 31, 1994 and January 1, 1994, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of John Morrell & Co. at December 20, 1995 and December 31, 1994, and the results of its operations and its cash flow for the period from January 1, 1995 to December 20, 1995 and for the fiscal years ended December 31, 1994 and January 1, 1994, respectively, in conformity with generally accepted accounting principles.

     As discussed in Note 3 to the financial statements, the Company changed its method of accounting for postretirement benefits other than pensions in 1993.

                                         ERNST & YOUNG LLP

Cincinnati, Ohio
March 4, 1996

                               JOHN MORRELL & CO.

                              STATEMENT OF INCOME

                                                                                          1995          1994          1993
                                                                                               (DOLLARS IN THOUSANDS,
                                                                                             EXCEPT PER SHARE AMOUNTS)

Net sales...........................................................................   $1,460,608     1,455,894     1,549,712
Operating costs and expenses:
  Cost of sales.....................................................................    1,337,430     1,308,313     1,418,082
  Selling, general and administrative...............................................       98,475       111,283       116,751
  Depreciation......................................................................        8,492         8,852         9,007
Gain on sale of Speciality Meat Group...............................................            -       (10,156)            -
                                                                                        1,444,397     1,418,292     1,543,840
Operating income....................................................................       16,211        37,602         5,872
Net interest expense................................................................       (2,446)       (2,488)       (5,322)
  Net earnings before income taxes..................................................       13,765        35,114           550
Provision (benefit) for income taxes:
  Current...........................................................................        2,452          (306)          (45)
  Deferred..........................................................................      (13,750)            -             -
                                                                                          (11,298)         (306)          (45)
Net income..........................................................................   $   25,063        35,420           595

                       See Notes to Financial Statements

                               JOHN MORRELL & CO.

                                 BALANCE SHEET

                                                                                                           FISCAL YEAR-END
                                                                                                               DECEMBER
                                                                                                           1995        1994
                                                                                                             (DOLLARS IN
                                                                                                              THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and equivalents................................................................................   $ 10,921      13,332
  Accounts receivable, principally trade (less allowances of $832 and $1,090, respectively)...........     65,643      57,765
  Inventories:
     Product..........................................................................................     39,801      35,165
     Supplies.........................................................................................      8,656       8,016
  Prepaid expenses....................................................................................        394       1,598
       Total current assets...........................................................................    125,415     115,876
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land................................................................................................      1,430         755
  Buildings...........................................................................................     43,194      39,802
  Machinery and equipment.............................................................................    136,459     127,507
  Construction in progress............................................................................      2,481       4,266
                                                                                                          183,564     172,330
  Less accumulated depreciation.......................................................................   (131,820)   (125,604)
                                                                                                           51,744      46,726
INTANGIBLE AND PREPAID PENSION ASSETS.................................................................        783       7,736
DEFERRED TAXES........................................................................................     18,234       2,514
OTHER ASSETS..........................................................................................      7,095       6,121
                                                                                                         $203,271     178,973
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable.......................................................................................   $  7,276         123
  Current maturities of long-term debt................................................................        382          21
  Accounts payable....................................................................................     39,704      37,498
  Accrued claims under self-insurance programs........................................................     17,765      14,990
  Accrued payroll expense.............................................................................      9,009       9,052
  Current portion accrued pension liability...........................................................      5,202       2,517
  Accrued other retiree benefits......................................................................      3,552       8,689
  Other accrued expenses..............................................................................      8,771       7,036
       Total current liabilities......................................................................     91,661      79,926
LONG-TERM LIABILITIES:
  Long-term debt......................................................................................      3,291       1,041
  Accrued pension liability, noncurrent...............................................................     59,264      45,470
  Other liabilities...................................................................................      5,123       3,859
       Total liabilities..............................................................................    159,339     130,296
SHAREHOLDER'S EQUITY:
  Preferred stock, $1 par value; 1,000 shares authorized and unissued.................................          -           -
  Common stock, no par value; 1,000 shares authorized and outstanding.................................     12,649      12,649
  Additional paid-in capital..........................................................................     48,380      48,380
  Accumulated earnings................................................................................     27,835       2,772
  Minimum pension liability adjustment................................................................    (44,932)    (15,124)
       Total shareholder's equity.....................................................................     43,932      48,677
                                                                                                         $203,271     178,973

                       See Notes to Financial Statements

                               JOHN MORRELL & CO.

                             STATEMENT OF CASH FLOW

                                                                                             1995         1994         1993
                                                                                                 (DOLLARS IN THOUSANDS)
CASH PROVIDED (USED) BY:
OPERATIONS
  Net income............................................................................   $  25,063       35,420          595
  Deferred tax benefit..................................................................     (13,750)           -            -
     Depreciation and amortization......................................................       9,186        9,880        9,473
     Gain on sale of Specialty Meat Group...............................................           -      (10,156)           -
     Changes in current assets and liabilities:
       Accounts receivable..............................................................      (9,837)        (960)      (4,970)
       Inventories......................................................................      (5,247)      (8,869)      (5,025)
       Accounts payable and accrued expenses............................................       3,052         (238)       3,238
       Prepaid expenses.................................................................        (464)        (685)         535
     Other..............................................................................      (7,775)      (8,070)      (4,339)
       CASH FLOW FROM OPERATIONS........................................................         228       16,322         (493)
INVESTING
  Capital expenditures..................................................................     (11,587)     (11,853)      (8,826)
  Proceeds from sale or disposal of property, plant and equipment:
       Specialty Meat Division..........................................................           -       52,700            -
       Other, net.......................................................................         203          540          350
       CASH FLOW FROM INVESTING.........................................................     (11,384)      41,387       (8,476)
FINANCING
  Change in amount due to/from Parent...................................................       2,210       (1,904)       2,217
  Capital contributions.................................................................           -            -          900
  Change in notes payable...............................................................       7,153      (26,006)       8,429
  Redemption of preferred stock.........................................................           -      (12,500)           -
  Repayments of long-term debt..........................................................        (618)      (3,217)      (4,527)
  Cash dividends on preferred stock.....................................................           -         (750)           -
       CASH FLOW FROM FINANCING.........................................................       8,745      (44,377)       7,019
Increase (decrease) in cash and equivalents.............................................      (2,411)      13,332       (1,950)
Balance at beginning of year............................................................      13,332            -        1,950
Balance at end of year..................................................................   $  10,921       13,332            -

                       See Notes to Financial Statements

                               JOHN MORRELL & CO.

                       STATEMENT OF SHAREHOLDER'S EQUITY

                                                                                                      MINIMUM
                                                     COMMON STOCK       ADDITIONAL    ACCUMULATED     PENSION
                                      PREFERRED              STATED      PAID-IN       EARNINGS      LIABILITY
                                        STOCK      SHARES     VALUE      CAPITAL       (DEFICIT)     ADJUSTMENT
                                                               (DOLLARS IN THOUSANDS)

Balance Fiscal
  Year-End 1992....................   $       -    1,000     $12,649     $ 47,351      $ (29,446)    $  (6,925)
  Net income.......................           -        -           -            -            595             -
  Change in minimum pension
     liability adjustment..........           -        -           -            -              -       (11,004)
  Capital contribution from
     Parent........................           -        -           -          900              -             -

Balance Fiscal
  Year-End 1993....................           -    1,000      12,649       48,251        (28,851)      (17,929)
  Preferred stock issued in
     exchange for debt.............      12,500        -           -            -              -             -
  Shares redeemed..................     (12,500)       -           -            -              -             -
  Cash dividends on preferred
     stock.........................           -        -           -            -           (750)            -
  Dividend on common stock of
     property, plant and
     equipment.....................           -        -           -            -         (3,047)            -
  Net income.......................           -        -           -            -         35,420             -
  Change in minimum pension
     liability adjustment..........           -        -           -            -              -         2,805
  Tax benefit realized by Parent on
     exercise of stock options by
     Morrell employees.............           -        -           -          129              -             -

Balance Fiscal
  Year-End 1994....................           -    1,000      12,649       48,380          2,772       (15,124)
  Net income.......................           -        -           -            -         25,063             -
  Change in minimum pension
     liability adjustment..........           -        -           -            -              -       (29,808)

Balance Fiscal
  Year-End 1995....................   $       -    1,000     $12,649     $ 48,380      $  27,835     $ (44,932)

                                            TOTAL
                                        SHAREHOLDER'S
                                           EQUITY
Balance Fiscal
  Year-End 1992....................       $  23,629
  Net income.......................             595
  Change in minimum pension
     liability adjustment..........         (11,004)
  Capital contribution from
     Parent........................             900
Balance Fiscal
  Year-End 1993....................          14,120
  Preferred stock issued in
     exchange for debt.............          12,500
  Shares redeemed..................         (12,500)
  Cash dividends on preferred
     stock.........................            (750)
  Dividend on common stock of
     property, plant and
     equipment.....................          (3,047)
  Net income.......................          35,420
  Change in minimum pension
     liability adjustment..........           2,805
  Tax benefit realized by Parent on
     exercise of stock options by
     Morrell employees.............             129
Balance Fiscal
  Year-End 1994....................          48,677
  Net income.......................          25,063
  Change in minimum pension
     liability adjustment..........         (29,808)
Balance Fiscal
  Year-End 1995....................       $  43,932

                       See Notes to Financial Statements

                               JOHN MORRELL & CO.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     John Morrell & Co. ("Morrell") is one of the leading full-line meat processors in the United States. Operations include hog kills at two major Midwest facilities located at Sioux Falls, South Dakota and Sioux City, Iowa. In addition, Morrell produces full lines of processed meats including sausage (wieners and lunch meats), bacon, smoked meats (hams) and canned meats at its Sioux Falls facility as well as two other locations.

  PROCUREMENT OF RAW MATERIALS --

     Morrell does not raise hogs or maintain any significant inventories of live animals. Daily requirements are purchased primarily at prevailing market prices through Morrell's network of hog buying stations located throughout the Midwest hog producing states.

  LABOR CONTRACTS --

     Morrell employs a union labor force at its plants which operate under separate contracts for each location. The current contracts are scheduled for renewal at various dates through 1999.

  CONCENTRATIONS OF ASSETS --

     Morrell has a large customer base which are geographically dispersed limiting any significant concentrations of customer relationships or credit risk.

  USE OF ESTIMATES --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from estimates.

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

     The accompanying financial statements include the accounts of Morrell. For the periods included herein, Morrell was a wholly-owned subsidiary of Chiquita Brands International, Inc. ("Chiquita"). On December 20, 1995, Smithfield Foods, Inc. ("Smithfield") purchased all the outstanding common stock of Morrell from Chiquita. The accompanying financial statements present the accounts of Morrell at their historical cost up to the date of sale and do not reflect any adjustments to the carrying value of assets or liabilities resulting from the change in ownership.

  RECLASSIFICATION --

     Certain amounts have been reclassified from prior reports to conform to the 1995 presentation.

  CASH EQUIVALENTS --

     Cash equivalents consist of highly liquid investments with a maturity when purchased of three months or less.

  INVENTORIES --

     Livestock inventories are valued at lower of cost or market; meat product inventories are valued at market. Supplies inventories are valued at average cost. Certain livestock inventories and meat product inventories held for future sale are hedged to reduce the effect of price fluctuations. Gains and losses on hedging transactions are deferred as part of the inventory cost and included in income as the related inventory is sold.

  PROPERTY, PLANT AND EQUIPMENT --

     Depreciation is based on the straight-line method over the estimated useful lives of depreciable assets.

  FISCAL YEARS --

     Morrell uses a standard financial reporting schedule that is based on weekly periods rather than calendar dates. Except for fiscal 1995, Morrell ends its fiscal year with the week that ends on the Saturday closest to December 31. For fiscal 1995,

                               JOHN MORRELL & CO.

the accompanying financial statements reflect the results of operations for the period from January 1, 1995 to December 20, 1995, the date Chiquita sold its Morrell stock to Smithfield.

     The 1995 period was a shortened year (approximately 50-1/2 weeks). The fiscal years ended December 31, 1994 (fiscal 1994) and January 1, 1994 (fiscal
1993) were both 52 week periods. Unless otherwise noted, references to years relate to fiscal years.

  INTANGIBLE AND PREPAID PENSION ASSETS --

     As disclosed in Note 3, the Company's defined benefit pension plans had unfunded accumulated benefit obligations. As a result, the Company recognized an additional minimum pension liability offset by the recognition of an intangible asset, to the extent of any unrecognized prior service cost, with the excess being reported as a separate component or reduction of shareholder's equity. (See Note 9.) At December 20, 1995 and December 31, 1994, this intangible pension asset was $783,000 and $824,000, respectively.

     There was also at December 31, 1994 a $6.9 million prepaid pension asset balance relating to the salaried plan, reflecting the overfunding in that plan as of that date. (See Note 3.)

  FEDERAL INCOME TAXES --

     Morrell's income is included in Chiquita's consolidated Federal income tax return through the date of sale. In accordance with tax-sharing agreement with Chiquita, Morrell pays or receives an amount equal to the Federal income taxes it would generally pay or receive if it filed a separate income tax return. Historically, no interest is charged or credited as it relates to the timing of settlement of taxes between Morrell and Chiquita.

     The Company provides deferred income taxes to be recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities using prevailing income tax rates. Provisions are made for all currently payable federal, state and local income taxes. A valuation allowance has been provided for deferred tax assets to the extent it is more likely than not that such assets will not be recovered through operations in the foreseeable future.

  NEW ACCOUNTING PRONOUNCEMENT --

     In 1995 the Financial Accounting Standards Board (FASB) issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which is effective for 1996. The Statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the discounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The effect of this pronouncement on Morrell is not expected to be material.

3. PENSION AND OTHER BENEFITS PLANS

     Pension and retirement benefits are provided by Morrell under two noncontributory, trustee administered, defined benefit plans for substantially all full-time salaried employees and also hourly employees at certain plant locations. These pensions are funded in accordance with the requirements of the Employee Retirement Income Security Act. The salaried pension plan generally provides for benefits based on years of service, earnings and Social Security benefits. The hourly plan provides benefits of stated amounts for each year of service. Most hourly plan employees have stopped accruing additional pension benefits as the defined benefit plan has been replaced by a defined contribution plan.

                               JOHN MORRELL & CO.

     Net periodic pension cost for the defined benefit plans included the following components (in thousands):

                                                                                                 1995         1994       1993
Service cost-benefits earned during the year................................................   $     921       1,254     1,095
Interest cost on projected benefit obligation...............................................      12,772      12,428    12,504
Actual return on plan assets................................................................     (12,319)      1,047    (7,961)
Net amortization and deferral...............................................................         305     (12,003)   (3,501)
Net periodic pension cost...................................................................   $   1,679       2,726     2,137

     Assumptions used in accounting for defined benefit plans were:

                                                                                                         1995    1994    1993

Weighted average discount rate........................................................................      7%      9%    7.75%
Expected return on assets.............................................................................     10%     10%      10%
Increase in compensation levels (active plan).........................................................      5%      5%       5%

     The following table sets forth the defined benefit plans' funded status at the end of each fiscal year (in thousands):

                                                                                                                  ASSETS EXCEED
                                                                                        ACCUMULATED BENEFITS       ACCUMULATED
                                                                                            EXCEED ASSETS            BENEFITS
                                                                                          1995         1994       1995      1994

Plan assets at fair market value, consisting primarily of bonds and other fixed
  income securities..................................................................   $ 109,442      44,058        -     58,564
Present value of benefit obligations:
  Vested.............................................................................     167,999      89,633        -     48,773
  Nonvested..........................................................................       5,909       2,412        -      2,525
Accumulated benefit obligation.......................................................   $ 173,908      92,045        -     51,298
Projected benefit obligation.........................................................   $ 181,216      92,045        -     57,624
Projected benefit obligation (in excess of) less than plan assets....................   $ (71,774)    (47,987)       -        940
Unrecognized net loss................................................................      55,884      15,124        -     10,340
Adjustment required to recognize minimum pension liability...........................     (45,715)    (15,948)       -          -
Unrecognized net (asset) obligation at transition, net of amortization...............      (2,861)        824        -     (4,368)
(Pension liability) prepaid pension asset recognized on the balance sheet............   $ (64,466)    (47,987)       -      6,912

     In 1995 the accumulated benefit obligations of both pension plans exceeded the plan assets. In 1994, the accumulated benefit obligation of the hourly plan exceeded its plan assets while the plan assets exceeded the accumulated benefit obligation for the salaried plan resulting in the prepaid pension asset. The increase in the accumulated and projected benefit obligation is due primarily to the lowering of the weighted average discount rate assumed in calculating the actuarial liability in 1995. The change in assumption is in response to changes in market rates of interest, at which such obligations could be settled, between years.

     Chiquita securities comprised less than 5% of the fair market value of plan assets at the end of 1995.

     The adjustment required to recognize the minimum pension liability is based on the excess of the accumulated benefit obligation over the fair market value of assets of the plans.

     Morrell offers a defined contribution plan to all full-time salaried employees and full-time hourly employees at certain plant locations. Company contributions are based on a percentage of the amount contributed by the employee up to a specified maximum amount. Morrell's contributions and administrative costs were $1.4 million for 1995, $1.7 million for 1994 and $1.5 million for 1993.

                               JOHN MORRELL & CO.

     Hourly employees covered by collective bargaining agreements which provide for Company contributions to union sponsored pension plans are excluded from the defined benefit trusteed plans. Contributions to these union sponsored plans were $700,000 for 1995, $1.8 million 1994 and $815,000 for 1993.

     Morrell has provided health care and life insurance benefits to certain retired employees. (Such benefits are commonly referred to as Other Postretirement Employment Benefits, or "OPEB's".) Morrell funded the cost of OPEB's as incurred and there are no separate trust accounts or assets maintained for paying these benefits. The level of benefit and the amount of retiree contribution depended on several factors including the date when the employee retired or became eligible to retire and whether the employee worked under a collective bargaining agreement. Most of these benefits related to hourly employees. OPEB obligations related to salaried personnel are not material.

     Effective at the beginning of 1993, Morrell adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106) and began accruing postretirement benefits. Prior to this change, costs were charged to expense as incurred. For recognizing the transition obligation (actuarially calculated at $106.2 million), Morrell elected to use the prospective recognition method and amortize the transition obligation over 20 years using the straight-line method. At the beginning of 1994, the accumulated postretirement benefit obligation (APBO) increased from $110.2 million to $119.3 million. The increase in the APBO from the prior year was due primarily to a lowering of the assumed discount rate which gave rise to an unrecorded net loss of $11.1 million at the end of fiscal 1993.

     Morrell continued to accrue OPEB expenses under FAS 106 through 1994. OPEB expense was $12.2 million and $15.3 million in 1994 and 1993, respectively.

     In 1992, Morrell filed a declaratory judgement action in the U.S. District Court for the District of South Dakota seeking confirmation of its right to unilaterally reduce or eliminate medical benefits of retired hourly employees. In 1993, the District Court ruled in favor of Morrell. In 1994, this ruling was upheld by the U.S. Court of Appeals for the Eight Circuit. Morrell continued to provide such benefits while the legal issues were being litigated and appealed. In December 1994, the plan's governing committee approved terminating the retiree medical benefits and, except for a transition program, hourly retiree medical and death plan benefits were discontinued. Benefits under the transition plan are being provided through February 1996 and claims incurred during this period can be filed through February 1997. The accrual for other retiree benefits at December 20, 1995 is adequate to provide for the estimated remaining cost of the transition program. Accordingly, there is no material continuing cost anticipated for OPEB's.

     The actuarial assumptions used in the development of periodic OPEB expense as well as the sensitivity analysis of changes in actuarial assumptions have not been presented since the only significant plan has been eliminated; therefore, disclosures would not be meaningful.

4. LONG-TERM DEBT AND CREDIT FACILITY

     Long-term debt at the end of each fiscal year primarily consists of the following:

                                                                                                                1995     1994
                                                                                                               (IN THOUSANDS)

12.5% secured note and capital lease obligation due in installments to 2000.................................   $2,965        -
Economic development loan forgivable over three years if certain employment levels are maintained, otherwise
  due January 1997..........................................................................................      667    1,000
Promissory notes, interest rate of 6.625% due in varying monthly installments to 1997.......................       41       62
                                                                                                                3,673    1,062
Less: Current maturities....................................................................................     (382)     (21)
                                                                                                               $3,291    1,041

     Effective July 1, 1995, Morrell terminated a contract plant agreement thereby acquiring directly the residual property rights for its Cincinnati plant site. In addition, Morrell assumed the related secured note and capital lease obligation of $3.2 million which Morrell had previously guaranteed. The assets were recorded at the amount of the obligations assumed, including $2.1 million of assets under capital lease.

                               JOHN MORRELL & CO.

     In April 1993, Chiquita purchased the $16.7 million outstanding principal amount of 9.375% Senior Secured notes. The notes were secured by property, plant and equipment with an aggregate book value of $38.3 million at the end of fiscal 1993. In April 1994, Morrell issued 125 shares of new preferred stock to Chiquita in order to retire $12.5 million of the Senior Secured notes. The preferred stock paid annual dividends of $9,000 per share and had a liquidation preference of $100,000 per share. No gain or loss was recorded on the exchange. On December 30, 1994, the preferred stock was redeemed at its liquidation value for cash and the balance outstanding on the Senior Secured notes was paid off.

     At December 20, 1995, Morrell had a $75 million revolving credit facility available through October 1997. Borrowings under this credit facility bear interest based on the lending institution's prime rate plus 1% (9.75% at fiscal year-end 1995). Borrowings under the facility are limited to an amount determined with reference to and secured by, receivables and inventories that are available to pledge as collateral. An annual service fee of 1/2 of 1% is assessed on the unused portion of the facility. The weighted average interest rates on borrowings were 14.2% and 12.7% for fiscal years 1995 and 1994, respectively. At December 20, 1995, there were standby letters of credit or guarantees of approximately $16 million outstanding under the facility and $7.3 million of cash borrowings. There was at such time sufficient collateral capacity for Morrell to have borrowed up to the full amount of the facility.

     Under the terms of the credit facility, Morrell is required to comply with certain covenants including the maintenance of net worth and certain financial ratios. The facility also restricts making certain investments and transactions that are not in the ordinary course of business.

     Cash payments for interest were $2.8 million in 1995, $3.0 million in 1994 and $5.6 million in 1993.

5. COMMITMENTS AND CONTINGENCIES

     Rental expense was $6.2 million in 1995, $6.9 million in 1994 and $9.1 million in 1993.

     At December 20, 1995, future minimum payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year, principally related to equipment and vehicles, are as follows (in thousands):

1996.....................................................   $4,778
1997.....................................................    3,234
1998.....................................................    1,746
1999.....................................................    1,215
2000.....................................................      145
Thereafter...............................................      179

     In order to ensure a steady supply of hogs and to keep the cost of products stable, Morrell has entered into contracts with producers for the purchase of hogs at formula based prices over periods of up to 7 years. Under these contracts, Morrell is committed at December 20, 1995 to purchase hogs, assuming current price levels, as follows (in thousands):

1996...................................................   $18,330
1997...................................................    25,850
1998...................................................    35,250
1999...................................................    42,300
2000...................................................    23,500
Thereafter.............................................    35,250

6. LEGAL MATTERS

     In March 1993, Morrell brought to the attention of the United States Environmental Protection Agency ("USEPA") certain deficiencies relating to the wastewater treatment facility at its Sioux Falls plant. In January 1996, Morrell executed a partial consent decree with the United States Department of Justice ("DOJ") and the USEPA relating to the EPA permit for the Sioux Falls facility, which was lodged with the United States District Court for the District of South Dakota. The partial consent decree did not address the matter of civil penalties for past violations or misconduct. On February 7, 1996, Morrell reached a tentative agreement with the DOJ relating to the pending criminal and civil investigation of the Sioux Falls facility

                               JOHN MORRELL & CO.

and agreed to pay total fines of $3.25 million, part of which is to be used to establish an environmental fund. These amounts have been fully accrued at December 20, 1995.

     Morrell is subject to other legal proceedings and claims which arise in the ordinary course of business. However, based on evaluation of facts which have been ascertained, and on opinions of counsel, management does not believe such litigation or claims will, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Morrell.

7. DIVESTITURES

     On February 28, 1994, Morrell completed the sale of its Specialty Meat Group to a newly formed company employing the then current managers of the division, the former president and chief executive officer of Morrell, and a private investment group. The sale included the brands "Mosey's", "Liguria", "Scott Petersen" and "Nathan's". The production facilities located in Bloomfield, Connecticut, Humboldt, Iowa and Chicago, Illinois were included in the sale. Morrell received $52.7 million in cash proceeds and recorded a pretax gain of $10.2 million.

8. SIGNIFICANT TRANSACTIONS WITH CHIQUITA

     Included in accounts payable at December 20, 1995 was a payable to Chiquita of $252,000; in accounts receivable at December 31, 1994 is a receivable from Chiquita of approximately $2.0 million.

     Morrell incurred interest charges of $497,000 and $1.0 million to Chiquita in 1994 and 1993, respectively, related to the interest bearing notes which were retired in 1994.

     Chiquita provides data processing services and certain other management services to Morrell, and Morrell charges Chiquita for its use of a technical center. Net charges from Chiquita for the services and facilities were $2.3 million in 1995, $3.0 million in 1994 and $4.5 million in 1993. Chiquita billed Morrell $1.9 million in 1995, $2.3 million in 1994 and $4.8 million in 1993 for transportation services.

     Prior to the acquisition of Morrell by Smithfield on December 20, 1995, Chiquita had issued performance bonds or standby letters of credit of approximately $22 million that were being used primarily to secure Morrell self-insurance programs and regulatory responsibilities. With the exception of approximately $6 million in bonds assumed by Smithfield at the time of sale, these obligations are now issued under Morrell's credit facility (see Note 4).

     Morrell received capital contributions from Chiquita of $900,000 in 1993. In 1994, Morrell dividended to Chiquita a former plant facility at its net carrying value of $3.1 million.

9. INCOME TAXES

     Income tax expense differs from income taxes computed at the U.S. Federal statutory rate for the following reasons (in thousands):

                                                                                                   1995         1994      1993
Income tax expense computed at the U.S. Federal statutory rate................................   $   4,818      12,290      187
State income taxes, net of Federal benefit....................................................         279        (197)     (29)
Change in valuation allowance.................................................................     (16,039)          -        -
Net operating loss carryforward utilized......................................................           -     (12,005)    (274)
Other.........................................................................................        (356)       (394)      71
  Income tax benefit..........................................................................   $ (11,298)       (306)     (45)

                               JOHN MORRELL & CO.

     The components of net deferred income tax assets and liabilities included on the balance sheet at the end of the year are as follows (in thousands):

                                                                                                           1995         1994

Deferred tax assets:
     Employee benefits................................................................................   $  29,979      19,683
     Plant closing reserves...........................................................................         471         852
     Other............................................................................................       3,481       3,334
     Total deferred tax assets before valuation allowance.............................................      33,931      23,869
     Valuation allowance..............................................................................     (15,697)    (21,355)
     Total deferred tax assets........................................................................   $  18,234       2,514
  Deferred tax liabilities -- Depreciation and amortization...........................................   $   4,484       2,514

     Deferred tax liabilities are included in other liabilities on the balance sheet.

     Certain employees of Morrell exercised stock options for Chiquita common stock in 1994. The $129,000 effect of the tax deduction Chiquita received related to the exercise of these options has been recorded by Morrell as a contribution to capital.

     Cash payments, net of refunds, for income taxes were $2.3 million in 1995, $1.2 million 1994 and $200,000 in 1993, respectively.

     In conjunction with the adoption of Financial Accounting Standards Statement No. 109 in 1992, Morrell provided a valuation allowance against its net deferred tax assets due primarily to recent losses it had incurred as of that date and the uncertainty of future operations. However, through 1995, Morrell has completed three profitable years and concluded that a portion of the valuation allowance would no longer be required.

     Based on the foregoing, the net change of $5.6 million in the valuation allowance in the current period is the result of the reversal of valuation allowance relating to net deferred tax assets of $16.0 million, which are now in management's judgement expected to be realized, offset by the additional valuation allowance of $10.4 million established against the tax benefits related to the current year's increase in the minimum pension liability adjustment to shareholder's equity. A valuation allowance has been established against all the deferred tax benefits related to the minimum pension liability adjustment to shareholder's equity, due to the uncertainty as to the timing and extent to which these tax benefits would be realized.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               TABLE OF CONTENTS

                                                        PAGE
Available Information................................     2
Incorporation of Certain Documents
  by Reference.......................................     2
Prospectus Summary...................................     3
The Company..........................................     5
Use of Proceeds......................................     5
Price Range of Common Stock..........................     5
Dividend Policy......................................     5
Pro Forma Consolidated Statement of Income...........     6
Selected Consolidated Financial Data.................     8
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................     9
Business.............................................    12
Description of Capital Stock.........................    18
Selling Stockholder..................................    20
Plan of Distribution.................................    20
Validity of the Shares...............................    21
Experts..............................................    21
Index to Financial Statements........................   F-1

                                1,094,273 SHARES

                             SMITHFIELD FOODS, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The table below sets forth the expenses to be incurred by the registrant in connection with the issuance and distribution of the securities registered for offer and column sale hereby, other than underwriting discounts and commissions, if any. All amounts shown represent estimates except the Securities and Exchange Commission registration fee.

Filing fee with the Commission............................................................   $  9,628
Accountant's fees and expenses............................................................     20,000
Blue Sky and Legal Investment fees and expenses...........................................      5,000
Other legal fees and expenses.............................................................     25,000
Printing and engraving fees...............................................................     15,000
Miscellaneous.............................................................................     25,000
     Total................................................................................   $ 99,628

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), Article 6 of Smithfield Foods, Inc.'s By-Laws provides as follows:

     Section 6. INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The corporation shall indemnify, and shall make advance payment of litigation expenses to, in each case to the fullest extent permitted by law, any person made, or threatened to be made, a party to any pending, threatened or completed action, suit or proceeding (whether civil, criminal, administrative, arbitrative or investigative) by reason of the fact that he, his testator, or intestate is or was a director, officer or employee of the corporation.

     As permitted by Section 102(b)(7) of the DGCL, Section Eleventh of Smithfield Foods, Inc.'s Composite Certificate of Incorporation, as amended, provides as follows:

          Section Eleventh. LIMITATION ON DIRECTOR LIABILITY. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware for approval of an unlawful dividend or an unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

     In addition, Section 5 of Smithfield Foods, Inc.'s By-Laws provides as follows:

          Section 5. LIABILITY. No person shall be liable to the corporation for loss or damage suffered by it on account of any action taken or omitted to be taken by him in good faith as an officer of the corporation, or of any other corporation which he serves as an officer at the request of the corporation, if such person (a) exercised and used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the conduct of his own affairs, or (b) took or omitted to take such action in reliance upon advice of counsel for the corporation or upon statements made or information furnished by officers or employees of the corporation which he had reasonable grounds to believe. The liabilities of directors of the corporation for actions taken or omitted to be taken by them in their capacity as such shall be governed by the relevant provisions of the Certificate of Incorporation of the corporation, and to the extent consistent therewith, by these By-Laws. The foregoing shall not be exclusive of other rights and defenses to which he may be entitled as a matter of law.

ITEM 16. EXHIBITS.

  5.1         Opinion of McGuire, Woods, Battle & Boothe, L.L.P. as to the validity of the offered securities
  23.1        Consent of Arthur Andersen LLP
  23.2        Consent of Ernst & Young LLP
  23.3        Consent of McGuire, Woods, Battle & Boothe, L.L.P. (included in their opinion filed as Exhibit 5.1)
  24          Powers of attorney (included on Page II-3 of the initial registration statement)
  27          Financial Data Schedule

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on June 18, 1996.

                                         SMITHFIELD FOODS, INC.

                                         By:           /S/ AARON D. TRUB

                                              AARON D. TRUB, VICE PRESIDENT,
                                           SECRETARY AND TREASURER, AND DIRECTOR

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Joseph W. Luter, III, John O. Nielson and Aaron
D. Trub, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 18, 1996.

   NAME                                                         TITLE

         /s/     JOSEPH W. LUTER, III                    Chairman of the Board and Chief Executive Officer,
                 JOSEPH W. LUTER, III                     and Director (Principal Executive Officer)

          /s/      JOHN O. NIELSON                       President and Chief Operating Officer, and
                   JOHN O. NIELSON                        Director

          /s/    ROBERT W. MANLY, IV                     Executive Vice President and Director
                 ROBERT W. MANLY, IV

           /s/      AARON D. TRUB                        Vice President, Secretary, Treasurer, and Director
                    AARON D. TRUB                         (Principal Financial Officer)

          /s/       C. LARRY POPE                        Vice President and Controller (Principal
                    C. LARRY POPE                         Accounting Officer)

         /s/      F. J. FAISON, JR.                      Director
                  F. J. FAISON, JR.

          /s/     JOEL W. GREENBERG                      Director
                  JOEL W. GREENBERG

                         NAME                             TITLE
          /s/     CECIL W. GWALTNEY                     Director
                  CECIL W. GWALTNEY

        /s/    GEORGE E. HAMILTON, JR.                  Director
               GEORGE E. HAMILTON, JR.

         /s/      RICHARD J. HOLLAND                    Director
                  RICHARD J. HOLLAND

          /s/      ROGER R. KAPELLA                     Director
                   ROGER R. KAPELLA

          /s/      LEWIS R. LITTLE                      Director
                   LEWIS R. LITTLE

          /s/     WENDELL H. MURPHY                     Director
                  WENDELL H. MURPHY

         /s/     WILLIAM H. PRESTAGE                    Director
                 WILLIAM H. PRESTAGE